EXHIBIT 10.1

***Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.


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EXECUTION COPY


                       EXCLUSIVE LICENSE, DEVELOPMENT AND
                           COMMERCIALIZATION AGREEMENT

                                 BY AND BETWEEN

                        MSD WARWICK (MANUFACTURING) LTD.

                                       AND

                            DOV PHARMACEUTICAL, INC.


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         EXCLUSIVE LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

      THIS AGREEMENT (including all exhibits, schedules and other attachments, this "Agreement"), effective as of the Closing Date (defined below), by and between MSD WARWICK (MANUFACTURING) LTD., a corporation organized and existing under the laws of Bermuda ("MERCK"), with a principal place of business at Chesney House, 96 Pitts Bay Road, Pembroke HM 08, Bermuda and DOV Pharmaceutical, Inc., a corporation organized and existing under the laws of Delaware, with a principal place of business at 433 Hackensack Avenue, Hackensack, NJ 07601 ("DOV").

                                    RECITALS:

      WHEREAS, DOV has developed DOV Know-How (as hereinafter defined) and has rights to DOV Patent Rights (as hereinafter defined); and

      WHEREAS, MERCK and DOV desire to enter into a collaboration to develop the Compound (as hereinafter defined) upon the terms and conditions set forth herein; and

      WHEREAS, MERCK desires to obtain a license under the DOV Patent Rights and DOV Know-How, upon the terms and conditions set forth herein and DOV desires to grant such a license; and

      WHEREAS, MERCK desires to obtain a right of first refusal to obtain the rights to develop DOV 102,677 for the treatment and/or prevention of anxiety and/or depression;

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.    DEFINITIONS

      Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1 "ACT" shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. ss.ss. 301 et seq., and/or the Public Health Service Act, 42 U.S.C. ss.ss. 262 et seq., as such may be amended from time to time.

1.2 "AFFILIATE" shall mean, in relation to a Party, any corporation or entity that, directly or indirectly owns, is owned by or is under common ownership with such Party. For purposes of this definition, the term "own" (as used in the terms "owns," "owned by" and "under common ownership") means direct or indirect beneficial or legal ownership of fifty percent (50%) or more of the voting interest in, or fifty percent (50%) or more of the equity of or the right to appoint fifty percent (50%) or more of the directors or managers of that corporation or other business entity or the power to direct or cause the direction of the management and policies of such corporation or entity, whether pursuant to the ownership of voting securities, by contract or otherwise.


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1.3   "ASYMMETRIC PROCESS" shall mean, (i) with regard to the manufacture of DOV
      21,947 , a process whereby no significant amount of DOV 102,677 is created and (ii) with regard to the manufacture of DOV 102,677, a process whereby no significant amount of DOV 21,947 is created.

1.4   "BANKRUPTCY EVENT" is defined in Section 9.3.2.

1.5 "CALENDAR QUARTER" shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.6 "CALENDAR YEAR" shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.7   "CHANGE OF CONTROL" is defined in Section 12.2.

1.8 "CLINICAL TRIAL" shall mean a Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial and/or Phase IV Clinical Trial.

1.9 "CLOSING DATE" shall mean the date upon which the HSR Conditions have been met.

1.10 "COLLABORATION TERM" shall mean the duration of the Collaboration, as described more fully in Section 2.7.

1.11 "COLLABORATION" shall mean the activities undertaken by the Parties hereto as set forth in Article 2.

1.12 "COMBINATION DRUG" shall mean a Product that includes one or more active ingredients other than Compound in combination with Compound. All references to Product in this Agreement shall be deemed to include Combination Drug.

1.13 "COMMERCIALLY REASONABLE EFFORTS" shall mean with respect to the efforts to be expended by a Party with respect to any objective, reasonable, diligent, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances, it being understood and agreed that with respect to the research, development or commercialization of Compound or Product, such efforts shall be substantially equivalent to those efforts and resources commonly used by a Party for a similar pharmaceutical product owned by it or to which it has rights, which product is at a similar stage in its development or product life and is of similar market potential taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval given the Regulatory Authority involved, the profitability of the product including the royalties payable to licensors of patent or other intellectual property rights, alternative products and other relevant factors. Expenditures by MERCK for development of the Product or Compound that are comparable to expenditures by MERCK for similar products or compounds at a similar commercial value and stage of development shall be evidence of Commercially Reasonable Efforts. Commercially Reasonable Efforts shall be determined on a market-by-market and Indication-by-Indication basis for a particular Compound or Product, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the Product and the market(s) involved. The royalties and other payments made or required to be made hereunder or under the Wyeth Agreement shall not be factors in determining whether a Party has used Commercially Reasonable Efforts, (that is, a Party may not apply lesser resources or efforts in support of a Product or Compound because such Product or Compound is subject to a royalty on sales or to any other payments under this Agreement or the Wyeth Agreement).

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1.14  "COMMITTEE"  shall mean the joint  development  committee  established  to facilitate the Collaboration, as more fully described in Section 2.3.1.

1.15 "COMPOUND" shall mean DOV 21,947, and/or DOV 216,303. For avoidance of doubt, "Compound" does not include DOV 102,677.

1.16 "CONFIDENTIAL INFORMATION" shall mean any Information disclosed by either Party that such Party has either marked as confidential or proprietary, or has identified in writing as confidential or proprietary within thirty
      (30) days of disclosure to the other Party ; provided, however, that (subject in all cases to Article 4 below, including without limitation Sections 4.2 and 4.4) information regarding the Collaboration, or a disclosing Party's business plans, strategies, technology, manufacturing, research and development, and products or services shall be deemed Confidential Information of the disclosing Party even if not so marked or identified.

1.17 "CONTROL", "CONTROLS" OR "CONTROLLED BY" shall mean, with respect to any item of or right under DOV Patent Rights, DOV Know-How, MERCK Patent Rights, MERCK Know-How or MERCK Termination Know-How, the possession of (whether by ownership or license, other than pursuant to this Agreement), or the ability of a Party and/or its Controlled Affiliates to grant access to, or a license or sublicense of, such item or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense. For avoidance of doubt, intellectual property rights that are Controlled by a Controlled Affiliate of a Party shall be deemed to be Controlled by such Party.

1.18 "CONTROLLED AFFILIATE" shall mean, in relation to a Party, any corporation or entity that, directly or indirectly controls, is controlled by or is under common control with such Party. For purposes of this definition, the term "control" (as used in the terms "controls," "controlled by" and "under common control") means direct or indirect beneficial or legal ownership of more than fifty percent (50%) of the voting interest in, or more than fifty percent (50%) of the equity of or the right to appoint more than fifty percent (50%) of the directors or managers of that corporation or other business entity or the power to direct or cause the direction of the management and policies of such corporation or entity, whether pursuant to the ownership of voting securities, by contract or otherwise.

1.19 "CO-PROMOTION AGREEMENT" shall have the meaning provided for in paragraph 2 of Schedule 3.7.

1.20  "CRO" is defined in Section 2.2.1 hereof.

1.21 "DDMAC" shall mean the United States Food and Drug Administration Division of Drug Marketing, Advertising, and Communications.

1.22 "DETAIL" shall mean a product presentation in a face-to-face meeting in an individual or group practice setting between a professional sales representative and a Target Prescriber in which one or more key product benefits are verbally presented in a balanced manner. For avoidance of doubt, a Detail does not include a reminder or sample drop. "Detailing" shall mean the act of presenting a Detail.

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1.23  "DOV   21,947"   shall  mean  the   compound   having  a   chemical   name
      (+)-1-(3,4-dichlorophenyl)-3-azabicyclo[3.1.0]hexane,     including    all
      solvates, Prodrugs, salts and polymorphs thereof.

1.24  "DOV   102,677"   shall  mean  the   compound   having  a  chemical   name
      (-)-1-(3,4-dichlorophenyl)-3-azabicyclo[3.1.0]hexane,     including    all
      solvates, Prodrugs, salts and polymorphs thereof.

1.25  "DOV   216,303"   shall  mean  the   compound   having  a  chemical   name
      (+)-1-(3,4-dichlorophenyl)-3-azabicyclo[3.1.0]hexane,     including    all
      solvates, Prodrugs, salts and polymorphs thereof.

1.26 "DOV INFORMATION AND INVENTIONS" shall mean all protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, resulting from the Collaboration developed or invented solely by employees of DOV or other persons not employed by MERCK acting on behalf of DOV.

1.27 "DOV KNOW-HOW" shall mean all information and materials, including but not limited to discoveries, improvements, processes, methods, protocols, formulas, data (including data and results from research, preclinical development and Clinical Trials), inventions (including without limitation DOV Information and Inventions and DOV's and/or any of its Controlled Affiliates' rights in Joint Information and Inventions), know-how and trade secrets, patentable or otherwise, which (i) are Controlled by DOV and/or any of its Controlled Affiliates as of the Closing Date or become Controlled by DOV and/or its Controlled Affiliates during the term of this Agreement, (ii) are not generally known and (iii) are necessary or useful to MERCK in connection with the Collaboration or the research, development, manufacture, marketing, use or sale of Compound or Product in the Territory, excluding, however, any MERCK Know-How.

1.28 "DOV PATENT RIGHTS" shall mean any and all Patent Rights Controlled by DOV or its Controlled Affiliates as of the Closing Date or become Controlled by DOV and/or its Controlled Affiliates during the term of this Agreement that (i) would be practiced by the manufacture, use, sale, offer for sale or importation of Compound or Product; or (ii) claim or cover DOV Information and Inventions, including, but not limited to, those Patent Rights listed on Schedule 1.28.

1.29  "DRUG   DEVELOPMENT   PLAN"  shall  mean  the   preclinical  and  clinical
      development plan for Compound(s) and Product(s), developed in accordance with the Collaboration as described in Article 2.

1.30 "EMEA" shall mean the European Agency for the Evaluation of Medicinal Products (a cross-national Regulatory Authority in the European Union) and any successor Governmental Authority having substantially the same function.

1.31  "EXECUTION DATE" shall mean the date of last execution by both Parties.

1.32 "FDA" shall mean the United States Food and Drug Administration, and any successor Governmental Authority having substantially the same function.

1.33 "FIELD" shall mean (i) in the case of DOV 21,947, the use of DOV 21,947 and/or pharmaceutical preparations in final form containing DOV 21,947 for the treatment and/or prevention and/or diagnosis of diseases and/or medical conditions in humans and/or animals; and (ii) in the case of

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      DOV 216,303, the use of DOV 216,303 and/or pharmaceutical  preparations in final form containing DOV 216,303 for the treatment and/or prevention and/or diagnosis of depression, anxiety or addiction in humans and/or animals.

1.34 "FILING" of an NDA shall mean the acceptance by a Regulatory Authority of an NDA for filing.

1.35 "FIRST COMMERCIAL SALE" shall mean, with respect to any Product, the first sale by MERCK or a Related Party for end use or consumption of such Product in a country, excluding, however, any sale or other distribution for use in a Clinical Trial.

1.36 "FIRST POSITION DETAIL" shall mean a Detail where key product messages and benefits are presented in the first position and at least [***]% of the time available is spent on this presentation.

1.37 "GLP" or "GOOD LABORATORY PRACTICE" shall mean the applicable then-current standards for laboratory activities for pharmaceuticals or biologicals, as set forth in the Act and any regulations or guidance documents promulgated thereunder, as amended from time to time, together with any similar standards of good laboratory practice as are required by any Regulatory Authority in the Territory.

1.38 "GMP" OR "GOOD MANUFACTURING PRACTICE" shall mean the applicable then-current standards for United States Good Manufacturing Practices, as specified in the United States Code of Federal Regulations and any regulations or guidance documents promulgated thereunder, as amended from time to time, together with any similar standards of good manufacturing practice as are required by any Regulatory Authority in the Territory.

1.39 "GOVERNMENTAL AUTHORITY" means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal or judicial or arbitral body, whether federal, state or local, including, without limitation, the U.S. Federal Trade Commission.

1.40 "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1974, as amended, 15 U.S.C. ss.18A.

1.41 "HSR CLEARANCE DATE" means the earliest date on which both Parties or their Controlled Affiliates have actual knowledge that all applicable waiting periods under the HSR Act with respect to the transactions contemplated hereunder have expired or have been terminated.

1.42  "HSR CONDITIONS" shall have the meaning provided in Section 11.2.

1.43 "HSR FILING" means filings by MERCK or its Controlled Affiliates and DOV with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the matters set forth in this Agreement, together with all required documentary attachments thereto.

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1.44  "IND" shall mean an investigational  new drug application,  clinical study
      application,   clinical  trial  exemption,   or  similar   application  or
      submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.45 "INDICATION" shall mean the primary prophylactic and/or therapeutic purpose for which a Product is developed specifically directed towards obtaining Regulatory Approval for use of such Product pursuant to an approved label claim. A single Indication shall include the primary disease and variants or sub-divisions or sub-classifications within such primary disease. For example, for purposes of this Agreement, treatment and/or prevention of anxiety is a single Indication; treatment of a particular phobia would be treated as a sub-classification within the single Indication of anxiety. Treatment and prophylaxis of the same general psychiatric disorder (e.g. anxiety) as defined by the DSM-IV (i.e., Diagnosis and Statistical Manual) shall be treated as the same Indication. However, treatment of depression shall be deemed a different Indication from treatment of anxiety.

1.46 "INFORMATION" shall mean any and all information and data, including without limitation all MERCK Know-How, MERCK Termination Know-How, DOV Know-How, and all other scientific, preclinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, that is provided by one Party (or such Party's Controlled Affiliates) to the other Party in connection with this Agreement.

1.47  "INITIATES"   shall  mean,   with  respect  to  a  Clinical   Trial,   the
      administration of the first dose to a patient in such Clinical Trial.

1.48 "INVENTION" shall mean any process, method, composition of matter, article of manufacture, discovery or finding that is (i) conceived as a result of the Collaboration; or (ii) is conceived as a result of the practice of DOV Patent Rights during or after the term of the Collaboration.

1.49 "JOINT INFORMATION AND INVENTIONS" shall mean all protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, resulting from collaborative activities occurring prior to the Closing Date, or during the Collaboration or resulting from the practice of the DOV Patent Rights during or after the term of the Collaboration developed or invented jointly by employees of MERCK and DOV or others acting on behalf of MERCK and DOV.

1.50 "JOINT PATENT RIGHTS" shall mean any and all Patent Rights that claim or cover any Joint Information or Inventions.

1.51 "LAUNCH DATE" shall mean the date subsequent to receiving the necessary Regulatory Approvals in the United States when the Parties will initiate Detailing activities in the United States, as such date is determined by MERCK.

1.52 "MAJOR MARKET" shall mean any one of the following countries: United States, Japan, the United Kingdom, France, Germany, Italy or Spain.

1.53 "MARKETING AUTHORIZATION" shall mean (i) for the United States, the approval of an NDA, and (ii) for any foreign jurisdiction, the approval from the relevant Regulatory Authority necessary to market and sell a Product in that country, including, without limitation, all applicable pricing and government reimbursement approvals.

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1.54  "MERCK  INFORMATION  AND INVENTIONS"  shall mean all protocols,  formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, resulting from the Collaboration or resulting from the practice of DOV Patent Rights during or after the term of the Collaboration, developed or invented solely by employees of MERCK or other persons not employed by DOV acting on behalf of MERCK.

1.55 "MERCK KNOW-HOW" shall mean all information and materials, including but not limited to discoveries, improvements, processes, methods, protocols, formulas, data (including data and results from research, preclinical development and Clinical Trials), inventions (including without limitation MERCK Information and Inventions and MERCK's and/or any of its Controlled Affiliates' rights in Joint Information and Inventions), know-how and trade secrets, patentable or otherwise, which during the term of this Agreement, (i) are Controlled by MERCK and/or any of its Controlled Affiliates, (ii) are not generally known and (iii) are necessary or useful to DOV in connection with the Collaboration.

1.56 "MERCK PATENT RIGHTS" shall mean any and all Patent Rights Controlled by MERCK and/or any of MERCK's Controlled Affiliates, that (i) would be practiced by the manufacture, use, sale, offer for sale or importation of Compound or Product; or (ii) claim or cover MERCK Information and Inventions or MERCK's rights in Joint Information and Inventions.

1.57 "MERCK TERMINATION KNOW-HOW" shall mean all information and materials, including but not limited to discoveries, improvements, processes, methods, protocols, formulas, data (including data and results from research, preclinical development and Clinical Trials), inventions (including without limitation MERCK Information and Inventions and MERCK's and/or any of its Controlled Affiliates' rights in Joint Information and Inventions), know-how and trade secrets, patentable or otherwise, which during the term of this Agreement, (i) are Controlled by MERCK and/or any of MERCK's Controlled Affiliates, (ii) are not generally known, and (iii) are necessary for the research, development, manufacture, marketing, use or sale of Compound or Product in the Territory, excluding, however, any DOV Know-How. The MERCK Termination Know-How shall include the information of the type set forth in Schedule 1.57.

1.58 "MOTHER LIQUOR" shall mean a liquid stream (i) containing the negative isomer after recovery of the desired positive isomer, or (ii) containing the positive isomer after recovery of the desired negative isomer.

1.59 "NDA" shall mean a New Drug Application or Biologics License Application submitted to the FDA, or a Worldwide Marketing Application, Marketing Authorization Application or similar application filed with a Regulatory Authority to obtain approval for marketing a biological or pharmaceutical product in a foreign country or group of countries.

1.60 "NET SALES" shall mean the gross invoice price of Product sold by MERCK or any Related Party to the first Third Party, after deducting, if not previously deducted, from the amount invoiced or received:

      (a) trade and quantity discounts actually allowed or taken other than early pay cash discounts;

      (b) amounts allowed or taken by reason of returns, rebates, chargebacks and other allowances;

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      (c) retroactive  price reductions that are actually allowed or granted and that are specifically identifiable as relating to Products; and

      (d) a fixed amount equal to [***] percent ([***]%) of the amount invoiced to cover bad debt, sales or excise taxes, early payment cash discounts, custom duties, and other governmental charges, sales commissions paid to Third Party distributors and/or selling agents, and the cost of devices or delivery systems used for dispensing or administering Product;

      With respect to sales of Combination Drugs, Net Sales shall be calculated on the basis of the gross invoice price of Product(s) containing the same strength of Compound sold without other active ingredients. In the event that Product is sold only as a Combination Drug, (y) with respect to any Combination Drug in which Compound is combined only with one or more active ingredients the manufacture, use, sale, offer for sale or importation of which active ingredient(s) would not practice any Patent Right Controlled by MERCK, MERCK's Controlled Affiliates or a Third Party, Net Sales shall be calculated on the basis of the gross invoice price of the Combination Drug and (z) with respect to any Combination Drug in which Compound is combined only with one or more active ingredients the manufacture, use sale, offer for sale or importation of which active ingredient(s) would practice any Patent Right Controlled by MERCK, MERCK's Controlled Affiliates, or a Third Party, DOV and MERCK shall, prior to any sales of such Combination Drug, negotiate in good faith to agree in writing on the relative value of Compound and each other active ingredient in such Combination Drug, which determination shall be based upon sales prices for comparable products. Such relative value(s) shall be used in calculating Net Sales. The deductions set forth in paragraphs (a) through
      (d) above will be applied in calculating Net Sales for a Combination Drug.

1.61 "PARTY" shall mean MERCK and DOV, individually, and "PARTIES" shall mean MERCK and DOV, collectively.

1.62 "PATENT RIGHTS" shall mean patents and patent applications in the Territory (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including provisionals, divisions, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, and the like of any such patents and patent applications, and foreign equivalents thereof, and shall include patents whose term has been extended by statutory patent term adjustments or extensions in any jurisdiction in the Territory, including but not limited to those patent term adjustments and extensions granted under 37 C.F.R. ss.ss. 1.701 - 1.705, 35 U.S.C. ss. 154(b), or 35 U.S.C. ss. 156.

1.63 "PIVOTAL CLINICAL TRIAL" shall mean an adequate and well-controlled Clinical Trial designed to demonstrate efficacy of a Product intended to form the basis of Filing an NDA .

1.64 "PHASE I CLINICAL TRIAL" shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(a).

1.65 "PHASE II CLINICAL TRIAL" shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(b).

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1.66  "PHASE  III  CLINICAL  TRIAL"  shall  mean a human  clinical  trial in any country that would satisfy the requirements of 21 CFR 312.21(c).

1.67 "PHASE IV CLINICAL TRIAL" shall mean a human clinical trial following the approval of an NDA, including any human clinical trial in any country consistent with the description set forth in 21 CFR 312.85.

1.68 "PRODRUG" shall mean a compound that, upon metabolism within the body, is converted to DOV 21,947, DOV 216,303 or DOV 102,677, the in vivo pharmacological activity of which substantially derives from the in vivo presence of the DOV 21,947, DOV 216,303 or DOV 102,677, respectively, into which the compound is converted.

1.69 "PRODUCT(S)" shall mean any pharmaceutical preparation in final form, including without limitation any Combination Drug, containing Compound (i) for sale by prescription, over-the-counter or any other method, or (ii) for administration to human patients in a Clinical Trial.

1.70 "REGULATORY AUTHORITY" shall mean any applicable government regulatory authority, including the FDA in the United States and the EMEA in the European Union, involved in granting approvals for manufacturing and marketing a Product in the United States, or for manufacturing, marketing, reimbursement and/or pricing of a Product in any other country in the Territory.

1.71 "RELATED PARTY" shall mean each of MERCK, its Affiliates, and their respective sublicensees (which term does not include distributors to whom MERCK sells, without restriction, Product or Compound), as applicable; provided, however, that a manufacturer that is sublicensed by MERCK solely for the purpose of manufacturing (and not for the purpose of developing, marketing or selling) Compound or Product for MERCK and whose Patent Rights are not Controlled by Merck shall not be deemed a "Related Party".

1.72 "SPECIALIST" shall mean a psychiatrist or neurologist, or such other specialist medical or health care professional authorized to prescribe Product under the laws of the jurisdiction in which such medical or health care professional is practicing, to the extent that such psychiatrist, neurologist or other specialist is approved by MERCK.

1.73 "SPECIALTY SALES REPRESENTATIVES" shall mean employees of DOV performing the sales promotion of pharmaceutical products to Target Prescribers.

1.74 "SUCCESSFUL COMPLETION" of a Pivotal Clinical Trial shall mean the achievement of a [***] and [***].

1.75 SYMMETRIC PROCESS" shall mean, (i) with regard to the manufacture of DOV 21,947, a process whereby a significant amount of DOV 102,677 is made, and
      (ii) with regard to the manufacture of DOV 102,677, a process whereby a significant amount of DOV 21,947 is made

1.76 "TARGET PRESCRIBER" shall mean a Specialist identified as a member of the target audience to whom DOV shall direct a Detail as determined by MERCK in its marketing plans for Product.

1.77 "TERRITORY" shall mean all of the countries in the world, and their territories and possessions.

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1.78  "THIRD  PARTY"  shall  mean an entity  other  than  MERCK and its  Related
      Parties, and DOV and its Affiliates.

1.79 "VALID PATENT CLAIM" shall mean a claim of an issued patent included within the DOV Patent Rights or Joint Patent Rights that claims the use or composition of matter of Compound or Product, or a claim of an issued patent included within the MERCK Patent Rights that claims a composition of matter of Compound or Product, the term and statutory extensions, if any, of which patent have not yet expired, which claim has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction (which decision is not appealable or has not been appealed within the time allowed for appeal), and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

1.80  "WYETH" shall mean Wyeth Holdings Corporation, a Maine corporation.

1.81 "WYETH AGREEMENT" shall mean the certain Amended and Restated License Agreement between DOV and Wyeth, effective as of May 29, 1998, relating to the license of DOV 216,303, as amended and restated on February 25, 2004.

2.    COLLABORATION

2.1   DRUG DEVELOPMENT PLAN.

      DOV and MERCK shall engage in the Collaboration upon the terms and conditions set forth in this Agreement. The activities to be undertaken in the course of the Collaboration shall be set forth in the Drug Development Plan set forth as Schedule 2.1 and incorporated by reference herein. The Drug Development Plan is subject to modification by MERCK, subject in all respects to and in accordance with the terms and conditions of this Agreement. MERCK shall present any modifications (and if timing permits proposed modifications) of the Drug Development Plan to the Committee for review and discussion, and shall consider in good faith DOV's input with regard to such modifications. The Drug Development Plan shall include the preclinical development and pre-Marketing Authorization Clinical Trials that MERCK plans to conduct, and shall include a plan describing with specificity the Clinical Trials to be undertaken to achieve the Development Milestones and Product Profile Milestones set forth in Sections
5.3 and 5.4, and the projected time frame for these Clinical Trials. For avoidance of doubt, MERCK shall have the right to reasonably determine the appropriate Clinical Trials to be performed to achieve Development Milestones and Product Profile Milestones. Notwithstanding anything herein to the contrary, the Drug Development Plan shall provide for conducting Clinical Trials the successful outcome of which will result in the achievement of the milestones provided for in Sections 5.3(a) and 5.4 of this Agreement, where the Clinical Trials are adequately designed and powered to provide data that has both statistical and clinical significance.

2.2   CONDUCT OF COLLABORATION.

2.2.1 MERCK shall be responsible for all formulation, preclinical development, clinical development and regulatory work, and manufacturing of clinical supplies pursuant to the Drug Development Plan. Merck shall use Commercially Reasonable Efforts to perform the Drug Development Plan. MERCK shall be responsible for all regulatory activities, both prior to and after obtaining Marketing Authorization, including global safety reporting. MERCK shall be entitled to utilize the services of Third Parties to perform its Collaboration activities. To the extent MERCK determines to use DOV as a Contract Research Organization ("CRO"), such activities shall be pursuant to an agreement containing customary terms and conditions and commercial terms negotiated in good faith between the Parties. Pursuant to such an agreement, DOV shall use only Clinical Trial facilities approved in advance by MERCK, and shall be entitled to utilize the service of Third Parties to perform its activities as a CRO only upon MERCK's prior written consent. Notwithstanding any such consent, each Party shall remain at all times fully liable for its respective responsibilities under the Collaboration.

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2.2.2 DOV and MERCK shall  conduct any  activities  that either  Party  performs pursuant to the Collaboration in compliance with all applicable laws, rules and regulations, including, without limitation, Good Laboratory Practice and Good Manufacturing Practice, to the extent applicable. It is not contemplated that DOV shall use animals in performing its activities under the Collaboration. Each Party hereby certifies that it has not employed or otherwise used in any capacity, and will not employ or otherwise use in any capacity, the services of any person debarred under United States law, including but not limited to 21 U.S.C. ss. 335(a), in performing any portion of the Collaboration.

2.3 JOINT DEVELOPMENT COMMITTEE. The Parties hereby establish a committee to facilitate the Collaboration as follows:

2.3.1 COMPOSITION OF THE JOINT DEVELOPMENT COMMITTEE. The Collaboration shall be conducted under the direction of a joint development committee (the "Committee") comprised of three representatives of MERCK and three representatives of DOV. Each Party may change its representatives to the Committee from time to time, in its sole discretion, effective upon notice to the other Party of such change. These representatives shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with the Collaboration. Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend Committee meetings, subject to such representative's or consultant's written agreement to comply with the requirements of Article
      4. The Committee shall be chaired by a representative of MERCK, and MERCK will have final decision making authority on all issues related to the research, development, regulatory approval, manufacturing and commercialization of Compounds and Products. DOV shall have a right to review and provide comments on the Drug Development Plan, and in the event DOV has a substantive dispute in regard to the Drug Development Plan, the Parties' representatives may refer the issue in dispute to the appropriate Executive Vice President, MERCK Research Laboratories, for MERCK and the Chief Executive Officer for DOV. In the event that the appropriate Executive Vice President of MERCK Research Laboratories or the Chief Executive Officer of DOV requests, in writing within fifteen (15) business days after the referral of the dispute to such parties, or within such extended period agreed upon by such executives, such executives shall meet in-person to attempt to resolve the dispute. If unresolved, the final resolution and/or course of conduct shall be determined by MERCK's
      President, MERCK Research Laboratories, in such executive's sole discretion. Each Party shall bear its own expenses related to the attendance of such meetings by its representatives. Each Party shall provide Committee members with reasonable access during regular business hours to all its records and documents that are related to the Collaboration or to the development of the Product.

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2.3.2 MEETINGS.   The  Committee  shall  meet  in  accordance  with  a  schedule established by mutual written agreement of the Parties, but no less frequently than once per Calendar Quarter, with the location for such meetings alternating between DOV and MERCK facilities (or such other location as may be determined by the Committee). Alternatively, the Committee may meet by means of teleconference, videoconference or other similar communications equipment. The Committee shall confer regarding the status of the Collaboration, review relevant data and the progress of the Drug Development Plan, consider and advise on any technical issues that arise relating to the Collaboration that may be referred to, or invited for referral by, the Committee. MERCK will provide DOV with copies of any minutes taken of Committee meetings.

2.4 EXCHANGE OF INFORMATION. DOV shall transfer copies of all documents and materials Controlled by DOV or DOV's Controlled Affiliates embodying the DOV Know-How and the subject matter of the DOV Patent Rights to MERCK within thirty
(30) days after the Closing Date of this Agreement (the "Initial Transition Period") and provide MERCK reasonable technical support from DOV technical and scientific personnel during this the Initial Transition Period relating to the use of such DOV Know-How and the practice of such DOV Patent Rights, solely to the extent permitted under the licenses granted to MERCK herein. Following the Initial Transition Period, from time to time upon MERCK's reasonable request, DOV shall provide reasonable technical support from DOV technical and scientific personnel, relating to the use of DOV Know-How and the practice of DOV Patent Rights, solely to the extent permitted under the licenses granted to MERCK herein. In furtherance of the foregoing, DOV shall cooperate with MERCK, and shall cause its Controlled Affiliates and Third Party manufacturers to cooperate with MERCK, in order to accomplish an orderly transition of manufacturing technology for Compound to MERCK.

2.5   RECORDS AND REPORTS.

2.5.1 DOV RECORDS. If DOV is utilized as a CRO, DOV shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved in the performance of the Collaboration by DOV.

2.5.2 COPIES AND INSPECTION OF RECORDS. MERCK shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records of DOV referred to in Section 2.5.1. MERCK shall maintain such records and the information disclosed therein in confidence in accordance with Section 4.1. MERCK shall have the right to arrange for its employees and/or consultants involved in the activities contemplated hereunder to visit the offices and laboratories of DOV and any of its Third Party contractors as permitted under Section 2.2 during normal business hours and upon reasonable notice, to discuss the Collaboration work and its results in detail with the technical personnel and any permitted Third Party contractors of DOV. Upon request, DOV shall provide copies of the records described in Section 2.5.1.

2.5.3 QUARTERLY REPORTS. The Parties shall each prepare a written report, which shall be delivered to the other Party at least fifteen (15) days prior to each quarterly meeting of the Committee, which report shall inform the Committee of the work performed to date on the Collaboration, evaluate the work performed in relation to the goals of the Collaboration and provide such other information as may be reasonably requested by the Committee (a "Collaboration Quarterly Report"). The MERCK Collaboration Quarterly Report shall include Information in sufficient detail that performance by MERCK of the Drug Development Plan and progress achieved in performing the Drug Development Plan may be ascertained.

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2.5.4 LDRC AND EDRC  REPORTS.  Only to the extent  applicable  to Compounds  and
      Products, during the Collaboration Term, MERCK shall provide to DOV progress reports provided in accordance with MERCK's regular business practices to MERCK's Early Development Review Committee ("EDRC") and Late Development Review Committee ("LDRC"), or the respective successors to such committees, in order to keep DOV informed of the progress of the conduct of activities under the Collaboration and the development of the Compounds and Products.

2.6   INFORMATION AND INVENTIONS. The entire right, title and interest in:

      (a)   DOV Information and Inventions shall be owned solely by DOV;

      (b)   MERCK Information and Inventions shall be owned solely by MERCK; and

      (c) Joint Information and Inventions shall be owned jointly by DOV and MERCK. Each of the Parties, as owners of a joint and undivided interest in the Joint Information and Inventions and Joint Patent Rights, shall have the right to exploit and to grant licenses in and to such Joint Information and Inventions and/or Joint Patent Rights, without an accounting or obligation to, or other consent required from, the other Party, unless otherwise specified in this Agreement. Each Party further agrees to execute such documents as the other Party may reasonably require to give effect to the intent of this
            Section 2.6(c). For avoidance of doubt, this Section 2.6(c) shall not supersede the licenses and other rights granted pursuant to
            Article 3.

      Each Party shall promptly disclose to the other Party, in writing, the development, making, conception or reduction to practice of Joint Information and Inventions or, respectively, DOV Information and Inventions and MERCK Information and Inventions.

2.7 COLLABORATION TERM AND TERMINATION. Except as otherwise provided herein, the term of the Collaboration shall commence on the Closing Date and continue until approval of the NDA by the FDA for the first Product.

2.8 DEVELOPMENT REPORTS FOLLOWING TERMINATION OF COLLABORATION. Notwithstanding any other provision of this Agreement, following the termination of the Collaboration, MERCK shall provide a development report to DOV upon DOV's request no more frequently than semianually, which report shall include (i) an update describing the development efforts of MERCK and its Controlled Affiliates pertaining to the Compound and the Product, and (ii) a description of clinical studies commenced to achieve Development Milestones or Product Profile Milestones as described in Section 5.3 or Section 5.4, respectively.

3.    LICENSE; EXCHANGE OF INFORMATION; DEVELOPMENT AND COMMERCIALIZATION

3.1   LICENSE GRANT.

3.1.1 DOV hereby grants to MERCK an exclusive license (even as to DOV, except as set forth in Section 3.1.2 below) in the Territory under DOV Patent Rights, DOV's and its Controlled Affiliates' rights in Joint Patent Rights, and DOV Know-How, with a right to sublicense, to make, have made, use, offer to sell, sell or import Compound(s) and Product(s) in the Field. For the avoidance of doubt, DOV reserves all rights not expressly licensed to MERCK under this Agreement (e.g., DOV reserves the right to make, use, sell, offer to sell and import DOV 216,303 outside of the Field).

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3.1.2 DOV hereby retains the right in the Territory  under DOV Patent Rights and
      DOV Know-How, to make or have made DOV 21,947 for the purposes of (i) making, having made, using, offering for sale, selling or importing DOV 102,677 and/or any pharmaceutical preparation or preparations containing DOV 102,667 and (ii) conforming to any then-applicable requirements of a Regulatory Authority, provided that DOV may not use DOV 21,947 for any other purposes or provide DOV 21,947 to any other person other than for the purpose of having DOV 102,677 made, and any DOV 21,947 in DOV's or any of its Controlled Affiliates' or any Third Party's possession after completion of the process of making DOV 102,677 shall be promptly destroyed.

3.2.  NON-EXCLUSIVE LICENSE GRANTS.

3.2.1 In the event that the making, having made, use, offer for sale, sale or import by MERCK, or MERCK's Related Parties, of Compound(s) or Product(s) in the Field would infringe during the term of this Agreement a claim of an issued patent Controlled by DOV or its Controlled Affiliates and which patent is not covered by the grant in Section 3.1, DOV hereby grants to MERCK, to the extent DOV is legally able to do so, a non-exclusive, sublicensable, royalty-free license in the Territory under any such issued patent for MERCK and MERCK's Related Parties to make, have made, use, sell, offer for sale or import Compound(s) and Product(s) in the Territory.

3.2.2 DOV hereby grants to MERCK a non-sublicenseable, non-exclusive license to use DOV 102,677 for the purpose of developing an assay relating to DOV 21,947 that quantifies the level, if any, of DOV 102,677 present in DOV 21,947 in vitro or in vivo.

3.2.3 MERCK hereby grants to DOV a non-sublicenseable, non-exclusive license to use DOV 21,947 for the purpose of developing an assay relating to DOV 102,677 that quantifies the level, if any, of DOV 21,947 present in DOV 102,677 in vitro or in vivo.

3.3.  SUBLICENSES.

3.3.1 MERCK may grant written sublicenses of the licenses granted it under Sections 3.1 and 3.2 above (each, a "Sublicense Agreement"), provided, however, that no sublicense granted under this Agreement shall be valid unless each sublicensee (a "MERCK Sublicensee") agrees in writing in such Sublicense Agreement:

      (i) to exercise its rights under the sublicense in accordance with the applicable terms of this Agreement;

      (ii) to maintain records that Merck would be required to retain under this Agreement and to permit auditors of DOV to inspect such records on the same basis as such records could be inspected if retained by MERCK;

      (iii) to, in the event of a Bankruptcy Event affecting MERCK, (a) transfer to DOV any MERCK Termination Know-How to which such MERCK Sublicensee has access no later than 60 days after the effective date of such Bankruptcy Event, (b) transfer to DOV any Information or Joint Information and Inventions to which such MERCK Sublicensee has access and that is necessary or useful to the prosecution of DOV Patent Rights or Joint Patent Rights no less than 30 days before any application deadline applicable to any DOV Patent Right or Joint Patent Right; (c) transfer to DOV title to or sponsorship of any IND, NDA or other regulatory filing held in the name of such MERCK Sublicensee pertaining to the Compound or the Product, or if such transfer is not legally permissible or such items do not relate solely to Compound

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            or Product,  to grant DOV the right,  with right to  sublicense,  to access,  use and  cross-reference  such data,  filings and approvals
            from  Regulatory   Authorities,   which  right  shall  be  exclusive
            (including as to the MERCK Sublicensee) with respect to Compound or Product; and (d) provide to DOV reasonable technical support from technical and scientific personnel to effect the complete transfer of MERCK Termination Know-How to which such MERCK Sublicensee has access, including Information necessary for the use of any MERCK Termination Know-How and the practice of any MERCK Patent Rights and Joint Patent Rights in relation to Compound or Product; and (e) provide that all of the provisions of the foregoing clauses (a)
            through  (d)  shall  survive  any   termination  of  the  applicable
            Sublicense Agreement;

      (iv)  to observe all other applicable terms of this Agreement; and

      (v) that (a) DOV shall be a third party beneficiary under the applicable Sublicense Agreement solely for purposes of enforcing its rights in the event of a Bankruptcy Event affecting MERCK; and (b) that in such a Bankruptcy Event, if the Sublicense Agreement by MERCK is rejected and the MERCK Sublicensee does not elect to treat the Sublicense Agreement as terminated, then the MERCK Sublicensee shall, at DOV's option, enter into a license agreement with DOV on the same terms and conditions as the applicable Sublicense Agreement.

3.3.2 (a) Contemporaneously with the execution of a Sublicensee Agreement, MERCK shall obtain from each MERCK Sublicensee a written acknowledgement (the "Sublicensee Acknowledgement") stating that the Sublicense Agreement executed between such MERCK Sublicensee and MERCK contains those provisions required by Section 3.3.1 of this Agreement. During the first twelve months following the Closing Date, MERCK shall promptly provide DOV with a copy of each Sublicense Acknowledgement. Thereafter, MERCK will provide DOV with copies of any additional Sublicense Acknowledgements upon request, but no more frequently than once per year.

      (b) MERCK shall maintain a list of MERCK Sublicensees and a general description of the subject matter of each Sublicense Agreement (the "Sublicensee List"). During the first twelve months following the Execution Date, the Sublicensee List shall be updated contemporaneously upon the execution of each Sublicense Agreement and provided promptly to DOV following the execution of each Sublicense Agreement. Thereafter, MERCK will provide DOV with a copy of the updated Sublicensee List upon request, but no more frequently than once per year. .

3.3.3 MERCK unconditionally guarantees the performance of all MERCK Sublicensees in accordance with the terms of this Agreement, and MERCK shall be responsible for enforcing the provisions of any sublicense agreement to ensure that the MERCK Sublicensees do not breach the terms of this Agreement.

3.3.4 In the event of a Bankruptcy Event affecting MERCK, any and all Sublicense Agreements shall immediately terminate.

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3.4.  RIGHT OF FIRST REFUSAL FOR DOV 102,677.

3.4.1.RIGHT OF FIRST REFUSAL. In the event that DOV desires to commercialize DOV
      102,677 or a Product containing it for the treatment and/or prevention of depression and/or anxiety in humans and/or animals, MERCK will have a right of first refusal with regard to obtaining exclusive rights to such commercialization. In such a circumstance, DOV shall present a good faith offer for the commercialization rights for DOV 102,677. Thereafter, after a sixty (60) day period of good faith negotiation, if it is reasonably apparent that the Parties are unable to reach agreement with regard to the terms and conditions under which MERCK may obtain exclusive rights to commercialize DOV 102,677 for the treatment and/or prevention of depression and/or anxiety in humans and/or animals, then DOV shall be free to commercialize DOV 102,677 itself or to negotiate with Third Parties with respect to the commercialization of DOV 102,677 through a collaboration or by such Third Party, provided, however, that prior to entering into an agreement granting rights to a Third Party for commercializing DOV 102,677 for lesser compensation than DOV's last offer to MERCK, DOV shall offer the compensation and other relevant material terms to MERCK in writing. If MERCK does not accept such compensation and other relevant material in writing within thirty (30) days, it will be deemed to have waived its rights.

3.5. NO IMPLIED LICENSES. Except as specifically set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, in any Information disclosed to it under this Agreement or under any patents or patent applications Controlled by the other Party or its Controlled Affiliates.

3.6.  DEVELOPMENT AND COMMERCIALIZATION.

      MERCK shall use Commercially Reasonable Efforts to develop and commercialize a Product containing at least one of the Compounds at its own expense. For avoidance of doubt, a temporary suspension, not to exceed six months, of the development or commercialization of a Product due to MERCK's reasonable determination that the Product is materially unsafe for use in humans shall not cause MERCK to be in breach of this Section 3.6. For the avoidance of doubt, in the event of any such suspension, the provisions of Article 10 shall apply.

3.7.  OPTION FOR DOV TO CO-PROMOTE PRODUCTS IN UNITED STATES.

3.7.1.MERCK hereby grants DOV an option to co-promote  the Product in the United
      States only (the "Co-promotion Option") by Detailing Product to Specialists designated by MERCK as Target Prescribers, subject to the provisions of this Section 3.7, and conditioned on DOV and MERCK entering into a Co-Promotion Agreement on terms and conditions consistent with
      Schedule 3.7.

3.7.2.MERCK shall determine the Launch Date of the Product, and shall keep DOV apprised at quarterly Committee meetings of any changes in the projected Launch Date for the Product, so that DOV has reasonable notice of the projected Launch Date. DOV will notify MERCK in writing of its intent to exercise the Co-Promotion Option twenty-four (24) months prior to the projected Launch Date as communicated by MERCK (the "Exercise Date"). If DOV chooses to exercise the Co-Promotion Option, MERCK and DOV will enter into a Co-Promotion Agreement consistent with the terms and conditions set forth in Schedule 3.7 no later than eighteen (18) months before the Launch Date.

3.7.3.If DOV exercises the Co-Promotion Option, DOV shall be required to commence Detailing on the Launch Date for the Product, and shall be required to deploy a sufficient number of Specialty

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      Sales  Representatives  as  determined  by  MERCK,  based on the reach and frequency of Detailing that MERCK determines is desirable to the Target Prescribers. For avoidance of doubt, DOV shall be required to deploy a minimum of [***] and, unless otherwise agreed upon in writing, a maximum of [***] Specialty Sales Representatives, with the specific number of such Specialty Sales Representatives to be determined by MERCK based on the desired reach and frequency of Detailing to Target Prescribers, and communicated by MERCK to DOV at least sixty (60) days before the Exercise Date. In the event that DOV has an existing sales force that is detailing
      a  DOV  product  to  the  same  Target   Prescribers   and  employs   more
      representatives    than   the   required   number   of   Specialty   Sales
      Representatives as determined by MERCK, MERCK shall consider in good faith utilizing such existing DOV sales force. Compensation in any event shall be as described in Paragraph 2(e) of Schedule 3.7.

3.7.4. The Co-Promotion Option shall lapse if:

      (a) DOV does not notify MERCK in writing of its intent to exercise the Co-Promotion Option by the Exercise Date; or

      (b) DOV cannot provide the number of Specialty Sales Representatives provided for in Section 3.7.3, unless otherwise agreed to by the Parties; or

      (c)   The Agreement is terminated pursuant to Article 9.

3.8.  SUPPLY BY MERCK TO DOV OF MOTHER LIQUOR CONTAINING DOV 102, 677.

3.8.1.In  the  event  that  MERCK   develops  an  Asymmetric   Process  for  the
      manufacture of DOV 21,947, MERCK shall have no obligation to supply to DOV Mother Liquor containing DOV 102,677. In the event that MERCK manufactures DOV 21,947 using a Symmetric Process, MERCK shall, upon DOV's request and subject to the terms and conditions of this Section 3.8, supply to DOV such quantities of the Mother Liquor containing DOV 102,677 that are obtained by MERCK and its Controlled Affiliates in the course of such manufacturing process (except such small quantities of Mother Liquor needed by MERCK for development of assays, analytical methods and other similar purposes).

3.8.2.Any  quantities of such Mother Liquor  supplied by MERCK shall be supplied
      "where is" and "as is", with no warranty as to the quality of the Mother Liquor or its fitness for use for any purpose. Title and risk of loss shall shift to DOV upon delivery by MERCK at MERCK's site of manufacture. DOV shall develop appropriate packaging and labeling for such Mother Liquor, and provide such packaging and labeling to MERCK.

3.8.3.DOV shall pay for any transportation or insurance costs associated with the delivery of such quantities of Mother Liquor, and shall reimburse MERCK for out of pocket costs incurred by MERCK in the recovery, storage, packaging and labeling of such Mother Liquor.

3.8.4.DOV  shall  have  reasonable  access to  MERCK's  and  MERCK's  Controlled
      Affiliates' data in order to support its submissions to Regulatory Authorities relating to DOV 102,677; provided, however, that such access shall be limited to employees of DOV, and shall not be extended to consultants, partners, agents, licensees or other Third Parties, other than those consultants or independent Third Parties involved with the analysis of studies being conducted or data being collected for the purpose of gaining Marketing Authorization, or involved with the preparation or submission of materials to Regulatory Authorities; and provided, further that MERCK shall be reimbursed for its and its Controlled Affiliates' fully allocated costs for supporting such submissions to Regulatory Authorities.

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3.8.5.Any  obligation of MERCK or its Controlled  Affiliates  under this Section
      3.8 to supply Mother Liquor to DOV shall immediately cease upon any Change of Control in which a Major Pharma Entity (as defined in Section 12.2) obtains control of DOV by acquiring DOV's assets or voting equity securities (by asset purchase, merger, consolidation, reorganization or otherwise), or upon the granting by DOV to any Third Party of any license, promotion rights, distribution rights or other rights relating to DOV 102,677.

3.9. ASYMMETRIC TECHNOLOGY. (a) In the event that MERCK develops an Asymmetric Process for manufacture of DOV 21,947, MERCK shall so notify DOV. MERCK shall thereafter, upon DOV's request, provide technical information necessary to permit DOV to manufacture DOV 102,677 using such Asymmetric Process ("MERCK Asymmetric Technology"). To the extent DOV utilizes such MERCK Asymmetric Technology, and to the extent that the use of the MERCK Asymmetric Technology in the making or having made of DOV 102,677 would infringe during the term of this Agreement a claim of an issued patent Controlled by MERCK or its Controlled Affiliates, MERCK hereby grants to DOV, to the extent MERCK or its Controlled Affiliates are legally able to do so, a non-exclusive, fully paid-up, sublicensable, royalty-free license in the Territory under the MERCK Asymmetric Technology and any such issued patent for DOV, DOV's Controlled Affiliates and its and their sublicensees to make or have made DOV 102,677 in the Territory.

      (b) In the event that DOV develops an Asymmetric Process for manufacture of DOV 102,677, DOV shall so notify MERCK. DOV shall thereafter, upon MERCK's request, provide technical information necessary to permit MERCK to manufacture DOV 21,947 using such Asymmetric Process ("DOV Asymmetric Technology"). To the extent MERCK or its Controlled Affiliates utilizes such DOV Asymmetric Technology, and to the extent that the use of the DOV Asymmetric Technology in the making or having made of DOV 21,947 would infringe during the term of this Agreement a claim of an issued patent Controlled by DOV or its Controlled
Affiliates, DOV hereby grants to MERCK, to the extent DOV or its Controlled Affiliates are legally able to do so, a non-exclusive, fully paid-up, sublicensable, royalty-free license in the Territory under the DOV Asymmetric Technology and any such issued patent for MERCK, MERCK's Controlled Affiliates and its and their sublicensees to make or have made DOV 21,947 in the Territory.

4.    CONFIDENTIALITY AND PUBLICATION

4.1 NONDISCLOSURE OBLIGATION. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that each Party (the "Receiving Party") shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose any Confidential Information furnished to it by, or otherwise belonging to, the other Party (the "Disclosing Party") pursuant to this Agreement, except that a Receiving Party may disclose Confidential Information of the Disclosing Party to its employees and consultants who are required to have access to the Confidential Information in connection with the exercise of Receiving Party's rights and performance of its obligations under this Agreement. Each Party may use Confidential Information of the other Party only to the extent required to accomplish the purposes of this Agreement. The Receiving Party will use at least the same standard of care as it uses to protect its own Confidential Information to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of such Confidential Information. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the other Party's Confidential Information.

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4.2 EXCEPTIONS.  The  obligations of  confidentiality  and non-use  contained in
Section 4.1 will not apply to the extent it can be established by the Receiving Party by competent proof that such Confidential Information:

      (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available;

      (b) is known by the Receiving Party at the time of receiving such information, other than under a duty of confidentiality owed to the Disclosing Party, as evidenced by its records;

      (c) is hereafter furnished to the Receiving Party by a Third Party that does not owe a duty of confidentiality to the Disclosing Party in relation to such Confidential Information;

      (d) is independently developed by the Receiving Party without the aid, application or use of Confidential Information of the Disclosing Party, as evidenced by its records; or

      (e) is the subject of a written permission to disclose provided by the Disclosing Party.

4.3 TERMS OF AGREEMENT. This Agreement and the terms hereof will be considered Confidential Information of both Parties. Notwithstanding the foregoing, either Party may disclose such terms as are required to be disclosed under strictures of confidentiality (i) to bona fide potential sublicensees or (ii) for fund raising or financing efforts to investors and lenders and bona fide potential investors and lenders, provided, however, that the term of confidentiality for such entities shall be no less than ten (10) years. In addition, the Agreement and terms hereof may be disclosed as otherwise required pursuant to applicable law, regulation or stock market or stock exchange rule (e.g., rules or regulations of the United States Securities and Exchange Commission, the Nasdaq or the NYSE); provided that a Party proposing to make such a disclosure as required by law, rule or regulation shall inform the other Party a reasonable time prior to such required disclosure, shall provide the other Party with a copy of the text of such proposed disclosure sufficiently in advance of the proposed disclosure to afford such other Party a reasonable opportunity to review and comment upon the proposed disclosure (including, if applicable, the redacted version of this Agreement) and shall reasonably consider, consistent with applicable law, rule and regulation (including interpretations thereof), the requests of the other Party regarding confidential treatment for such disclosure.

4.4   AUTHORIZED DISCLOSURE.

4.4.1 The Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the extent such disclosure is reasonably necessary in the following instances:

      (a)   filing or prosecuting Patent Rights relating to the Collaboration;

      (b)   regulatory filings;

      (c)   prosecuting or defending litigation;

      (d)   complying with applicable court orders or governmental regulations;

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      (e)   disclosure  to  Affiliates,  sublicensees,  employees,  consultants, agents or other Third Parties in connection with due diligence or similar investigations by such Third Parties, in each case who agree to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 4; and

      (f) disclosure deemed necessary by counsel to the Receiving Party to be disclosed to such Party's attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the Receiving Party, on the condition that such attorneys, independent accountants and financial advisors agree to be bound by the confidentiality and non-use obligations contained in this Agreement; provided, however, that the term of confidentiality for such attorneys, independent accountants and financial advisors shall be no less than ten (10) years.

      Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party's Confidential Information pursuant to Sections 4.3 or 4.4, it will seek to secure confidential treatment of such information at least as diligently as such Party would use to protect its own Confidential Information.

4.4.2 MERCK may disclose Confidential Information belonging to DOV to the extent such disclosure is reasonably deemed necessary by MERCK to be disclosed to Related Parties, agents, consultants, and/or other Third Parties for any and all purposes MERCK and its Affiliates reasonably deem necessary or advisable for the research and development, manufacturing and/or marketing of the Product (or for such entities to determine their interest in performing such activities in accordance with this Agreement on the condition that such Third Parties agree to be bound by the confidentiality and non-use obligations contained in this Agreement; provided, however, that the term of confidentiality for such Third Parties shall be no less than ten (10) years.

4.5 DOV KNOW-HOW. DOV agrees to keep confidential all DOV Know-How exclusively licensed to MERCK pursuant to this Agreement, subject to the exceptions set forth in Sections 4.2 and 4.4.1 (i.e., as if DOV were the Receiving Party of the DOV Know-How for purposes of such Sections 4.2 and 4.4.1).

4.6 PUBLICATION. MERCK shall have the right to publish results of the Collaboration without restriction. Except for disclosures permitted pursuant to
Section 4.1 and 4.2, if DOV, its employees or consultants wish to make a publication, DOV shall deliver to MERCK a copy of the proposed written publication or an outline of an oral disclosure at least sixty (60) days prior to submission for publication or presentation, and MERCK shall provide its comments with respect to such publication or disclosure within thirty (30) business days of receiving such written copy. The review period may be extended for an additional thirty (30) days if MERCK can demonstrate a reasonable need for such extension, including but not limited to the preparation and filing of patent applications. MERCK shall have the right (a) to propose reasonable modifications to the publication or presentation for patent reasons or trade secret reasons or (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If MERCK requests a delay, DOV shall delay submission or presentation for a period of forty-five
(45) days from the date DOV delivers the aforesaid copy or outline to MERCK to enable patent applications protecting MERCK's rights in such information to be filed in accordance with Article 7 below. Upon expiration of sixty (60) days, DOV shall be free to proceed with the publication or presentation. If MERCK requests modifications to the publication or presentation, DOV shall edit such publication to prevent disclosure of trade secret or proprietary business information prior to submission of

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the  publication or  presentation.  MERCK and DOV will each comply with standard
academic   practice   regarding   authorship  of  scientific   publications  and
recognition of contribution of other Parties in any publications relating to the Collaboration.

4.7 PUBLICITY/USE OF NAMES. Neither Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by law or expressly permitted by Section 4.3 above. Promptly after the Execution Date, the Parties will release a mutually agreeable press release, which release shall be consistent with the requirements of the Wyeth Agreement.

5.    PAYMENTS; ROYALTIES AND REPORTS

5.1 EXECUTION FEE. In consideration for DOV's granting of the license under the DOV Patent Rights and DOV Know-How, MERCK shall pay DOV an amount equal to thirty-five million dollars ($US 35 million) within ten (10) business days of the Closing Date. This payment is not refundable or creditable against any other payments or obligations of MERCK coming due and does not create any future performance obligations on the part of DOV.

5.2   COLLABORATION FUNDING.

5.2.1 MERCK shall pay for all costs and expenses incurred in performance of the Drug Development Plan, including manufacture and formulation of Compound and Product, costs incurred in all research and development, preclinical and clinical trials, pre-marketing and post-marketing studies and surveillance and manufacture of clinical supplies. None of these costs and expenses shall offset or be credited against any fees, royalties or other payments required to be made by MERCK to DOV under this Agreement.

5.2.2 To the extent that MERCK determines to use DOV as a CRO, DOV and MERCK shall negotiate competitive rates for the performance of such functions in connection with the negotiation of a definitive agreement pursuant to
      Section 2.2.

5.3   DEVELOPMENT MILESTONE PAYMENTS

      Subject to the terms and conditions of this Agreement, MERCK shall pay to DOV the following payments based on the achievement of the following milestones ("Development Milestones"):

      (a) MERCK shall make the following payments for the first achievement of the following Development Milestones by MERCK or any Related Party for any
Product:

         (i)      [***]                             $US [***]

         (ii)     [***]                             $US [***]

         (iii)    [***]                             $US [***]

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         (iv)     [***]                             $US [***]

         (v)      [***]                             $US [***]

         (vi)     [***]                             $US [***]

         (vii)    [***]                             $US [***]

         (viii)   [***]                             $US [***]

      (b) MERCK shall make the following payments for the achievement by MERCK or any Related Party of the following Development Milestones for a second Indication for the first Product:

         (i)      [***]                             $US [***]

         (ii)     [***]                             $US [***]

      (c) The above Development Milestones are not refundable or creditable against any other payments or obligations of MERCK coming due and do not create any future performance obligations on the part of DOV, except as expressly set forth in this Agreement. These payments shall not be triggered by any clinical development work performed by DOV (i) prior to the Closing Date or (ii) after the Closing Date if such work is not in the performance of activities as a CRO pursuant to the Drug Development Plan. MERCK shall notify DOV in writing within thirty (30) days following the achievement of each Development Milestone, and shall make the appropriate payment within thirty (30) days after the achievement of such Development Milestone. The milestone payment shall be payable only upon the initial achievement of such Development Milestone and no amounts shall be due hereunder for subsequent or repeated achievement of such Development Milestone.

      (d) (i) If during the Term of the Agreement, MERCK has not Initiated the first Phase II Clinical Trial for DOV 21,947 by [***], MERCK shall make a payment to DOV of [***] dollars ($US $[***]).

            (ii) If during the Term of the Agreement, MERCK has not Initiated the first Phase II Clinical Trial for DOV 21,947 by [***], MERCK shall pay DOV an additional [***] dollars ($US [***]).

            (iii) If during the Term of the Agreement, MERCK has not Initiated the first Phase II Clinical Trial for DOV 21,947 by [***], MERCK shall pay DOV an additional [***] dollars ($US [***]); thereafter during the Term of the Agreement MERCK shall pay DOV an additional [***] dollars ($US [***]), due on [***] of each Calendar Year unless MERCK has, prior [***] of such Calendar Year, Initiated the first Phase II Clinical Trial for DOV 21,947.

            (iv) Payments pursuant to this Section 5.3(d) are conditioned on DOV's timely fulfillment of all of its material obligations under the Agreement that would reasonably have an effect on the commencement of the applicable Phase II Clinical Trial, and all such payments shall be fully creditable against subsequent Development Milestones payable by MERCK to DOV.

5.4   PRODUCT PROFILE MILESTONES

5.4.1 In the event the DOV 21,947 development program generates adequately powered data to support inclusion of the following statements in Sections 5.4.1(a) or (b) based upon clinically significant

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      data  about  [***] in either  (i) the [***] for a  Product,  or (ii) in an
      [***] in the United States, MERCK shall pay additional milestones ("Product Profile Milestones"), as follows:

      (a)   [***]:

            (i)   [***], or                             $US [***]

            (ii)  [***]                                 $US [***]

      (b)   [***]:

              In at least [***] as measured by:         $US [***]

            (i)   [***],

            (ii)  [***],

            (iii) [***], or

            (iv)  [***].

5.4.2 In the event the DOV 21,947 development program generates data as set forth in either 5.4.1(a) or (b), fifty percent (50%) of the applicable Product Profile Milestone(s) will be pre-paid at the same time as the Product Development Milestone set forth in Section 5.3(a)(iii) for the [***], and the remaining fifty percent (50%) will be pre-paid at the same time as the Product Development Milestone set forth in Section 5.3(a)(vi) ([***]).

5.4.3 In the event that MERCK receives an Adverse FDA Decision (defined below) with regard to a statement as described in Section 5.4.1(a) or Section 5.4.1(b), MERCK shall credit the Product Profile Milestone previously paid for pursuant to Section 5.4.1(a) or Section 5.4.1(b) against royalty payments made by MERCK to DOV pursuant to Section 5.6, which credit will be spread equally over the first five years following the Launch Date (or if an Adverse FDA Decision is received by MERCK after the Launch Date, over the first five years following notification to MERCK of the Adverse DDMAC Decision), or such longer period as necessary to obtain a full credit of such Product Profile Milestone. Such credit shall be MERCK's sole remedy, and DOV's entire liability, for an Adverse FDA Decision.

            For purposes of this Section 5.4.3, an "Adverse FDA Decision" shall be defined as occurring in the event that a decision is made by the FDA as set forth in either clause (a) or (b) of this Section 5.4.3.

      (a) An Adverse FDA Decision shall be deemed to occur if MERCK submits data to the FDA for inclusion of a statement in the FDA-approved labeling of the Product as set forth in Section 5.4.1(a) or (b), and if, after MERCK exercises Commercially Reasonable Efforts to obtain the inclusion of a such a statement in the FDA-approved labeling of the Product, the FDA determines that the data presented by MERCK to support such a statement is not sufficient to support inclusion of such statement in the approved labeling for the Product. If MERCK obtains an Adverse FDA Decision pursuant to Section 5.4.3(a) relating to labeling as set forth in either
      Section 5.4.1(a) or (b), MERCK shall not be required to seek to publish or distribute advertisements or promotional labeling inconsistent with such Adverse FDA Decision.

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      (b) In addition to Section  5.4.3(a),  an Adverse  FDA  Decision  shall be deemed to occur if, after MERCK exercises Commercially Reasonable Efforts to publish or distribute advertisements or promotional labeling as set forth in Section 5.4.1(a) or (b), DDMAC objects to the inclusion of such statement in advertisements or promotional labeling, and if MERCK after exercising Commercially Reasonable Efforts to persuade DDMAC of the appropriateness of such statement, is unsuccessful in persuading DDMAC or other appropriate officials of the FDA to either (i) withdraw its objection, or (ii) state that it will not take enforcement action with regard to such statement in advertisements or promotional labeling as set forth in Section 5.4.1(a) or (b), or (iii) state that it will not take action against MERCK with respect to the continued use of such statement in advertisements or promotional labeling.

5.4.4 If,  subsequent  to receiving  an Adverse FDA Decision  pursuant to either
      Section 5.4.3(a) or (b), MERCK obtains data from Clinical Trials for a Product to support inclusion of the statements in Sections 5.4.1(a) or (b) based upon clinically significant data in either the FDA-approved label for the Product or promotional or advertising statements (as provided in Section 5.4.1(i) or (ii)), MERCK shall exercise Commercially Reasonable Efforts to either (i) obtain FDA approval for inclusion of a statement in the FDA-approved labeling of the Product as set forth in Section 5.4.1(a) or (b), or (ii) to publish or distribute advertisements or promotional labeling as set forth in Section 5.4.1(a) or (b).

      (a) In the event that, after receiving an Adverse FDA Decision, MERCK obtains FDA approval for inclusion of a statement in the FDA-approved labeling of the Product as set forth in Section 5.4.1(a) or (b), MERCK shall cease to take a credit against royalties as set forth in Section 5.4.3, and shall, within thirty (30) days of such FDA approval, refund to DOV the amount previously credited against royalties relating to such statement.

      (b) In the event that MERCK publishes or distributes advertisements or promotional labeling as set forth in Section 5.4.1(a) or (b) without obtaining FDA approval for inclusion of such statement in the FDA-approved labeling of the Product, and if MERCK does not receive an Adverse FDA Decision regarding the inclusion of such statements in advertisements or promotional labeling within six (6) months of the initial publication or distribution of such advertisements or promotional labeling, MERCK shall thereafter cease to take a credit against royalties as set forth in
      Section 5.4.3, and shall immediately upon the expiration of such six (6) month period refund to DOV the amount previously credited against royalties relating to such statement.

      5.5   SALES MILESTONE PAYMENTS

      Subject to the terms and conditions of this Agreement, MERCK shall pay to DOV the following payments based on the achievement of the following milestones ("Sales Milestones"):

      (i)   Upon  achievement  of worldwide Net Sales of Product
            in one Calendar Year of [***] dollars (US [***])           $US [***]

      (ii)  Upon  achievement  of worldwide Net Sales of Product
            in one Calendar Year of [***] dollars (US [***])           $US [***]

      (iii) Upon  achievement  of worldwide Net Sales of Product
            in one Calendar Year of [***] dollars (US [***])           $US [***]

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None  of  the  payments  attributable  to  Sales  Milestones  is  refundable  or creditable against any other payments or obligations of MERCK coming due and do not create any future performance obligations on the part of DOV. MERCK shall notify DOV in writing within thirty (30) days following the end of each Calendar Year in which a Sales Milestone is achieved, and shall make the appropriate payment within thirty (30) days after the end of the Calendar Year in which such Sales Milestone is achieved. The milestone payment shall be payable only upon the initial achievement of such Sales Milestone and no amounts shall be due hereunder for subsequent or repeated achievement of such Sales Milestone. For avoidance of doubt, each Sales Milestone is separately achievable, and the achievement of all Sales Milestone will yield aggregated payments by MERCK to DOV of $US [***]. If Net Sales of Product reach $US [***] in one year, a Sales Milestone payment of $US [***] will be due. If thereafter, Net Sales of Product reach $US [***] in a second year, a Sales Milestone payment of $US [***] will be due. If thereafter Net Sales of Product reach $US [***] in a third year, a Sales Milestone payment of $US [***] will be due.

5.6   ROYALTIES

5.6.1 ROYALTIES  PAYABLE BY MERCK.  Subject to the terms and  conditions of this
      Agreement,   MERCK   shall   pay   DOV   royalties,    calculated   on   a
      Product-by-Product basis, as set forth in this Section 5.6.1.

5.6.1.1 PATENT ROYALTIES. For those countries where the sale of a Product by MERCK or its Related Parties would, but for either the existence of the license grants provided in Sections 3.1 and 3.2, or MERCK's Control of those MERCK Patent Rights claiming or covering compositions of matter of Product or Compound, infringe a Valid Patent Claim, MERCK shall pay royalties to DOV in an amount equal to the following percentage of Net Sales of Products:

      (a) [***] of worldwide Net Sales in each Calendar Year up to and including [***] dollars ($US [***]);

      (b) [***] of worldwide Net Sales in each Calendar Year for the portion of Net Sales exceeding [***] dollars ($US [***]), up to and including [***] dollars ($US [***]);

      (c) [***] of worldwide Net Sales in each Calendar Year for the portion of Net Sales exceeding [***] dollars ($US [***]), up to and including [***] dollars ($US [***]); and

      (d) [***] of worldwide Net Sales in each Calendar Year for the portion of Net Sales exceeding [***] dollars ($US [***]).

5.6.1.2 KNOW-HOW ROYALTY. In countries where the sale of Product would not result in a royalty payment obligation under Section 5.6.1.1, MERCK shall pay royalty rates that shall be set at [***] percent ([***]%) of the applicable royalty rate determined according to Section 5.6.1.1.

5.6.1.3 Royalty tiers pursuant to 5.6.1.1 and 5.6.1.2 shall be calculated based on worldwide Net Sales of each Product, provided that the determination of whether the royalty shall be calculated under 5.6.1.1 or 5.6.1.2 shall be determined on a country-by-country basis. Royalties on each Product at the rates set forth above shall continue on a country-by-country basis until the expiration of the later of: (i) the last-to-expire Valid Patent Claim; and (ii) ten (10) years after First Commercial Sale of such Product in such country (the "Royalty Period"). All royalties are subject to the following conditions:

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      (a)   that only one royalty  shall be due with respect to the same unit of
            Product;

      (b) that no royalties shall be due upon the sale or other transfer among MERCK or any Related Party, but in such cases the royalty shall be due and calculated upon MERCK's or the Related Party's Net Sales to the first Third Party;

      (c) that no royalties shall accrue on the sale or other disposition of Product by MERCK or its Related Parties for use in a Clinical Trial; and

      (d) that no royalties shall accrue on the disposition of Product in reasonable quantities by MERCK or its Related Parties as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose).

5.6.2 CHANGE IN SALES PRACTICES. The Parties acknowledge that during the term of this Agreement, MERCK's sales practices for the marketing and distribution of Product may change to the extent to which the calculation of the payment for royalties on Net Sales may become impractical or even impossible. In such event the Parties agree to meet and discuss in good faith new ways of compensating DOV to the extent currently contemplated under Section 5.6.1.

5.6.3 ROYALTIES FOR BULK COMPOUND. In those cases where MERCK or a Related Party sells bulk Compound rather than Product to a Third Party, the royalty obligations of Section 5.6.1 shall apply to such sale of bulk Compound.

5.6.4 COMPULSORY LICENSES. If MERCK or a Related Party, as a condition of obtaining or maintaining Marketing Authorization in a country, is required to grant a compulsory license to a Third Party with respect to Product in any country in the Territory, and the royalty rate under such compulsory license is lower than the royalty rate provided by Section 5.6.1, then the royalty rate to be paid by MERCK on Net Sales under the applicable compulsory license in that country under Section 5.6.1 shall be reduced to the rate paid by the compulsory licensee.

5.6.5 THIRD PARTY LICENSES. In the event that one or more patent licenses from other Third Parties are required by MERCK or its Related Parties in order to make, have made, use, offer to sell, sell or import Compound (hereinafter "Third Party Patent Licenses"), [***] percent ([***]%) of the consideration actually paid under such Third Party Patent Licenses by MERCK or its Related Parties for sale of such Compound or Product in a country for a Calendar Quarter shall be creditable against the royalty payments due DOV by MERCK with respect to the sale of such Compound or Products in such country; provided, however, that in no event shall the royalties owed by MERCK to DOV for such Calendar Quarter in such country be reduced by more than [***] percent ([***]%).

5.7 REPORTS; PAYMENT OF ROYALTY. During the term of this Agreement following the First Commercial Sale of a Product, MERCK shall furnish to DOV a quarterly written report for the Calendar Quarter showing the Net Sales of all Products subject to royalty payments sold by MERCK and its Related Parties in the Territory during the reporting period and the royalties payable under this Agreement. Reports shall be due on the thirtieth (30th) day following the close of each Calendar Quarter. Royalties shown to have accrued by each royalty report shall be due and payable on the date such royalty report is due. MERCK shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

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5.8   AUDITS.

      (a) Upon the written request of DOV and not more than once in each Calendar Year, MERCK shall permit an independent certified public accounting firm of nationally recognized standing selected by DOV and reasonably acceptable to MERCK, at DOV's expense, to have access during normal business hours to such of the records of MERCK as may be reasonably necessary to verify the accuracy of the Development, Product Profile and Sales Milestones and royalty reports hereunder for any year ending not more than [***] ([***]) months prior to the date of such request. The accounting firm shall disclose to DOV only whether the royalty reports are correct or incorrect and the amount of any discrepancy. No other information shall be provided to DOV.

      (b) If such accounting firm correctly identifies a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy within thirty (30) days of the date DOV delivers to MERCK such accounting firm's written report so correctly concluding, or as otherwise agreed upon by the Parties.
            The fees charged by such accounting firm shall be paid by DOV; provided, however, that if such audit uncovers a non-payment or an underpayment of milestone payments or royalties by MERCK during the audited period that exceeds the greater of [***] dollars ($US [***]) or percent ([***]%) of the total milestone payments or royalties owed, then the fees of such accounting firm shall be paid by MERCK.

      (c) MERCK shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to MERCK, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by DOV's independent accountant to the same extent required of MERCK under this Agreement.

      (d) DOV shall treat all financial information subject to review under this Section 5.8 or under any sublicense agreement in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with MERCK and/or its Related Parties obligating it to retain all such information in confidence pursuant to such confidentiality agreement.

5.9 PAYMENT EXCHANGE RATE. All payments to be made by MERCK to DOV under this Agreement shall be made in United States dollars and may be paid by check made to the order of DOV or bank wire transfer in immediately available funds to such bank account in the United States as may be designated in writing by DOV from time to time. In the case of sales outside the United States, the rate of exchange to be used in computing the monthly amount of currency equivalent in United States dollars due DOV shall be made at the monthly rate of exchange utilized by MERCK in its worldwide accounting system, prevailing on the third to the last business day of the month preceding the month in which such sales are recorded by MERCK.

5.10 DOV 216,303 COMPETITION WITH DOV 21,947. If, during the term of this Agreement MERCK reasonably demonstrates that the sale by prescription of a finished pharmaceutical product containing DOV 216,303 by DOV, Wyeth or any Affiliate or licensee of DOV or Wyeth has adversely affected MERCK's sales by prescription of DOV 21,947 for an Indication for which MERCK has obtained Marketing Authorization, upon MERCK's request the parties shall negotiate in good faith to determine either (i) a commercially reasonable amount of monetary compensation that DOV should pay MERCK, or (ii) any other reasonable adjustment of payments made under this Agreement, in either such case to compensate MERCK for such lost sales. The Parties agree that disputes arising under this Section
5.10 shall be governed by the dispute resolution procedures set forth in Section 12.6.

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5.11 INCOME TAX WITHHOLDING.  If laws, rules or regulations  require withholding of income taxes or other taxes imposed upon payments set forth in this Article 5, MERCK shall make such withholding payments as may be required and shall subtract such withholding payments from the payments set forth in this Article
5. MERCK shall submit appropriate proof of payment of the withholding taxes to DOV within a reasonable period of time.

6.    REPRESENTATIONS AND WARRANTIES

6.1 REPRESENTATIONS AND WARRANTIES OF DOV. DOV represents and warrants to MERCK that as of the date of this Agreement:

      (a) to DOV's knowledge, the DOV Patent Rights and DOV Know-How exist and are not invalid or unenforceable, in whole or in part;

      (b) DOV is duly organized and validly existing under the laws of its state of incorporation;

      (c) DOV has the full corporate right, power and authority to enter into this Agreement, to perform the Collaboration and to grant the licenses granted under Article 3 hereof, provided, however, that any DOV representation or warranty pertaining to DOV Patent Rights or to the infringement of Third Party Patent Rights is made exclusively by DOV in Sections 6.1(g) and 6.1(h) below and not this Section 6.1(c);

      (d) to DOV's knowledge, this Agreement is legally binding upon DOV and enforceable in accordance with its terms, and the execution, delivery, and performance of this Agreement by DOV does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

      (e) DOV has received from Wyeth an acknowledgment that DOV has provided to Wyeth the information required under Section 4.1 of the Wyeth Agreement, and that Wyeth has declined to exercise the right of first refusal conferred by Section 4.1 of the Wyeth Agreement;

      (f) DOV has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in DOV Patent Rights or DOV Know-How;

      (g) to DOV's knowledge, it is the sole and exclusive owner or licensee of the DOV Patent Rights and DOV Know-How, all of which are free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has any claim of ownership whatsoever with respect to the DOV Patent Rights and DOV Know-How, or, in the case of Wyeth, Wyeth has no basis for objecting to the sublicense thereof;

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      (h)   to DOV's  knowledge,  the  exercise of the license  granted to MERCK under the DOV Patent Rights and DOV Know-How, including without limitation the development, manufacture, use, sale and import of Compound and Products do not interfere with or infringe any intellectual property rights owned or possessed by any Third Party;

      (i) to DOV's knowledge, there are no claims, judgments or settlements against or owed by DOV and no pending or threatened claims or litigation relating to the DOV Patent Rights and DOV Know-How; and

      (j) DOV has disclosed to MERCK all reasonably relevant information regarding the DOV Patent Rights and DOV Know-How licensed under this Agreement, including without limitation all patent opinions obtained by DOV related thereto.

6.2 REPRESENTATIONS AND WARRANTIES OF MERCK. MERCK represents and warrants to DOV that as of the date of this Agreement:

      (a) MERCK has the full right, power and authority to enter into this Agreement and to perform the Collaboration;

      (b) MERCK is duly organized and validly existing under the laws of its country of incorporation;

      (c) to MERCK's knowledge, this Agreement is legally binding upon MERCK and enforceable in accordance with its terms, and the execution, delivery, and performance of this Agreement by MERCK does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

      (d) MERCK is a direct or indirect wholly-owned subsidiary of Merck & Co., Inc.; and

      (e) MERCK is not actively engaged in the clinical development of any compound for the Indication of depression (as defined under DSM-IV).

6.3 DISCLAIMER. THE FOREGOING WARRANTIES OF EACH PARTY ARE IN LIEU OF ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF NONINFRINGEMENT, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY SPECIFICALLY EXCLUDED AND DISCLAIMED.

7.    PATENT PROVISIONS

7.1 FILING, PROSECUTION AND MAINTENANCE OF PATENTS. DOV shall file, prosecute and maintain in the Territory, upon appropriate consultation with MERCK, the DOV Patent Rights licensed to MERCK under this Agreement. MERCK shall file, prosecute and maintain in the Territory, upon appropriate consultation with DOV, the Joint Patent Rights. With respect to DOV Information and Inventions, DOV may elect not to file and if so, DOV shall notify MERCK and MERCK shall have the right to file such patent applications. In such event, DOV shall execute such documents and perform such acts at DOV's expense as may be reasonably necessary in a timely manner to allow MERCK to continue such prosecution on behalf of and in the name of DOV. In each case, the filing Party shall give the non-filing Party an opportunity to review the text of the application before filing, shall consult with the non-filing Party with respect thereto, and shall supply the non-filing Party with a copy of the application as filed, together with notice of its filing date and serial number. For those patents and patent applications covered in this Section 7.1, each filing Party shall keep the non-filing Party advised of the status of the actual and prospective patent filings and, upon request, shall provide advance copies of any papers related to the filing, prosecution and maintenance of such patent filings. DOV shall promptly give notice to MERCK of the grant, lapse, revocation, surrender, invalidation or abandonment of any DOV Patent Rights licensed to MERCK for which DOV is responsible for the filing, prosecution and maintenance. With respect to all filings hereunder, the filing Party shall be responsible for payment of all costs and expenses related to such filings.

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7.2 OPTION OF MERCK TO PROSECUTE AND MAINTAIN PATENTS.  DOV shall give notice to
MERCK of any desire to cease prosecution and/or maintenance of DOV Patent Rights on a country by country basis in the Territory and, in such case, shall permit MERCK, in its sole discretion, to continue prosecution or maintenance of such DOV Patent Rights at its own expense. If MERCK elects to continue prosecution or maintenance or to file based on DOV's election not to file pursuant to Section
7.1 above, DOV shall execute such documents and perform such acts at DOV's expense as may be reasonably necessary for MERCK to perform such prosecution or maintenance or filing on behalf of and in the name of DOV. All of the out-of-pocket expenses and costs incurred by MERCK to continue prosecution and maintenance of DOV Patent Rights shall be fully creditable against royalties due under Section 5.6 of this Agreement; provided, however, that no royalty payment when due, regardless of the number of such credits available to MERCK in accordance with the terms of this Agreement, shall be reduced by more than fifty percent (50%). Unused credits may be carried over into subsequent royalty periods.

7.3   INTERFERENCE, OPPOSITION, REEXAMINATION AND REISSUE.

7.3.1 Each Party shall, within ten (10) days of learning of such event, inform the other Party of any request for, or filing or declaration of, any interference, opposition, reissue or reexamination relating to DOV Patent Rights or Joint Patent Rights. MERCK and DOV shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding. MERCK shall have the right to review and approve any submission to be made in connection with such proceeding relating to DOV Patent Rights.

7.3.2 DOV shall not initiate any reexamination, interference or reissue proceeding relating to DOV Patent Rights without the prior written consent of MERCK, which consent shall not be unreasonably withheld. MERCK shall not initiate any reexamination, interference or reissue proceeding relating to Joint Patent Rights without the prior written consent of DOV, which consent shall not be unreasonably withheld.

7.3.3 In connection with any interference, opposition, reissue, or reexamination proceeding relating to DOV Patent Rights or Joint Patent Rights, MERCK and DOV will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Each Party shall keep the other Party informed of developments in any such action or proceeding, including, to the extent permissible by law, consultation on and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto.

7.3.4 DOV shall bear the expense of any interference, opposition, reexamination, or reissue proceeding relating to DOV Patent Rights. Both Parties shall share equally the expense of any interference, opposition, reexamination or reissue proceeding related to Joint Patent Rights.

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7.3.5 Regardless  of which Party has the right to initiate  and  prosecute  such action, both Parties shall, as soon as practicable after receiving notice of such certification, convene and consult with each other regarding the appropriate course of conduct for such action. The non-initiating Party shall have the right to be kept fully informed and participate in decisions regarding the appropriate course of conduct for such action, and the right to join and participate in such action.

7.4   ENFORCEMENT AND DEFENSE.

7.4.1 DOV shall give MERCK notice of either (i) any infringement of DOV Patent Rights or (ii) any misappropriation or misuse of DOV Know-How that may come to DOV's attention. MERCK and DOV shall thereafter consult and cooperate fully to determine a course of action, including but not limited to the commencement of legal action by either or both MERCK and DOV, to terminate any infringement of DOV Patent Rights or any misappropriation or misuse of DOV Know-How. However, DOV, upon notice to MERCK, shall have the first right to initiate and prosecute such legal action at its own expense and in the name of DOV and MERCK, or to control the defense of any declaratory judgment action relating to DOV Patent Rights or DOV Know-How. DOV shall promptly inform MERCK if it elects not to exercise such first right and MERCK shall thereafter have the right to either initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of MERCK and, if necessary, DOV; provided that MERCK shall not admit the invalidity or fail to defend the validity of any DOV Patent Right without DOV's prior consent which shall not be unreasonably withheld. Each Party shall have the right to be represented by counsel of its own choice.

7.4.2 In the event that DOV elects not to initiate and prosecute an action as provided in Section 7.4.1, and MERCK elects to do so, the costs of any agreed-upon course of action to terminate infringement of DOV Patent Rights or misappropriation or misuse of DOV Know-How, including without limitation the costs of any legal action commenced or the defense of any declaratory judgment, shall be shared equally by DOV and MERCK.

7.4.3 For any action to terminate any infringement of DOV Patent Rights or any misappropriation or misuse of DOV Know-How, in the event that MERCK is unable to initiate or prosecute such action solely in its own name, DOV will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for MERCK to initiate litigation to prosecute and maintain such action. In connection with any action, MERCK and DOV will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Each Party shall keep the other informed of developments in any action or proceeding, including, to the extent permissible by law, consultation on and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto.

7.4.4 Any recovery obtained by either or both MERCK and DOV in connection with or as a result of any action contemplated by this Section 7.4, whether by settlement or otherwise, shall be shared in order as follows:

      (a) the Party that initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

      (b) the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and

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      (c)   the amount of any  recovery  remaining  shall then be allocated on a
            [***]%/[***]% basis, with the Party that initiated and prosecuted the action receiving [***]% of the recovery and the other Party receiving [***]% of the recovery.

7.4.5 DOV shall inform MERCK of any certification regarding any DOV Patent Rights it has received pursuant to either 21 U.S.C. ss.ss.355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions, or any similar provisions in a country in the Territory other than the United States, and shall provide MERCK with a copy of such certification within five (5) days of receipt. DOV's and MERCK's rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in Sections 7.4.1 through 7.4.4 hereof; provided, however, that DOV shall exercise its first right to initiate and prosecute any action and shall inform MERCK of such decision within ten (10) days of receipt of the certification, after which time MERCK shall have the right to initiate and prosecute such action.

7.5 PATENT TERM RESTORATION, EXTENSION OR ADJUSTMENT. The Parties hereto shall cooperate with each other, including without limitation to provide necessary information and assistance as the other Party may reasonably request, in obtaining patent term restoration, extension or adjustment certificates or their equivalents in any country in the Territory where applicable to DOV Patent Rights or Joint Patent Rights. The Party responsible for prosecuting a patent application included in the DOV Patent Rights or Joint Patent Rights shall apply promptly for patent term restoration or adjustment after the application issues as a U.S. or foreign patent, consistent with those procedures set forth in 35 U.S.C. ss.ss. 154(b) and 155A or their foreign equivalents. For any patent which encompasses within its scope Compound or Product, either as a composition of matter or as a process for using such composition, that has been subjected to regulatory review by the FDA or comparable foreign regulatory agency, the owner of record for such patent shall apply for patent term extension in accordance with the procedures set forth in 35 U.S.C ss. 156. For any Product or Compound, if the Party sponsoring the regulatory review thereof is not the owner of record of all patents eligible for patent term extension under 35 U.S.C. ss. 156, the Party sponsoring the regulatory review for Compound or Product shall inform the owner of record promptly of any regulatory approval that triggers the aforesaid obligation to apply for patent term extension. In the event that elections with respect to obtaining such patent term restoration, extension or adjustment are to be made, MERCK shall have the right to make the election and DOV agrees to abide by such election.

7.6 WYETH AGREEMENT. The Parties acknowledge that DOV's rights to prosecute and maintain DOV Patent Rights relating to DOV 216,303 are subject to the Wyeth Agreement, and that this Article 7 shall be interpreted and applied in a manner consistent with the relevant provisions of the Wyeth Agreement.

7.7 EFFECT OF CERTAIN TERMINATIONS.  Notwithstanding the foregoing provisions of
Article 7 to the contrary, in the event of a termination of this Agreement by either Party pursuant to Section 9.2 or by DOV pursuant to Section 9.3, MERCK shall have no rights and DOV shall have no obligations under this Article 7 with respect to DOV Patent Rights.

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8.    INDEMNIFICATION

8.1 BY MERCK. MERCK agrees to indemnify, hold harmless and defend DOV and its officers, directors, shareholders, employees, successors and assigns (collectively, the "DOV Indemnified Parties") against any and all losses, costs, expenses, fees or damages arising out of or relating to claims asserted by any Third Party, whether governmental and private, arising out of or relating to (i) personal injury arising from the development, manufacture, use, sale or other disposition of Product by MERCK or its Related Parties under this Agreement; (ii) MERCK's breach of any of its representations and warranties set forth in Section 6.2 of this Agreement;
      (iii) MERCK's failure to comply with all applicable laws, rules and regulations; or (iv) the gross negligence or willful misconduct of any of the MERCK Indemnified Parties as defined below, provided that MERCK shall not be required to indemnify, hold harmless or defend any DOV Indemnified Party against any claim arising out of or related to any DOV Indemnified Party's (w) use, development and/or commercialization of any product containing a Compound in the event of DOV's obtaining of rights relating to Compounds and Products pursuant to Section 9.4.3; (x) use of Mother Liquor provided by MERCK to DOV pursuant to Section 3.8; (y) gross negligence or willful misconduct, or (z) failure to comply with all applicable laws, rules and regulations.

8.2 BY DOV. DOV agrees to indemnify, hold harmless and defend MERCK and its officers, directors, shareholders, employees, successors and assigns
      (collectively, the "MERCK Indemnified Parties") against any and all losses, costs, expenses, fees or damages arising out of or relating to claims asserted by any Third Party, whether governmental and private, arising out of or relating to (i) DOV's breach of any of its representations and warranties set forth in Section 6.1 of this Agreement;
      (ii) DOV's failure to comply with all applicable laws, rules and regulations; (iii) in the event of DOV's obtaining of rights relating to Compounds and Products pursuant to Section 9.4.3, DOV's use, development and/or commercialization of any product containing a Compound; (iv) any use by DOV or any other person of Mother Liquor provided by MERCK to DOV pursuant to Section 3.8; or (v) the gross negligence or willful misconduct of any of the DOV Indemnified Parties, provided that DOV shall not be required to indemnify, hold harmless or defend any MERCK Indemnified Party against any claim arising out of or related to any MERCK Indemnified
      Party's (y) gross negligence or willful misconduct, or (z) failure to comply with all applicable laws, rules and regulations.

8.3 PROCEDURE. If either Party is seeking indemnification under Sections 8.1 or 8.2 (the "Indemnified Party"), it shall inform the other Party (the "Indemnifying Party") of the claim giving rise to the obligation to indemnify pursuant to such section as soon as reasonably practicable after receiving notice of the claim. The Indemnifying Party shall have the right to assume the defense of any such claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party's insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party's cost and expense. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the Indemnifying Party. Neither Party shall have the obligation to indemnify the other Party in connection with any settlement made without the Indemnified Party's written consent, which consent shall not be unreasonably withheld or delayed. If the Parties cannot agree as to the application of Sections
      8.1 or 8.2 to any claim,  pending  resolution  of the dispute  pursuant to
      Section 12.6, the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Sections 8.1 or 8.2 upon resolution of the underlying claim.

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9.    TERM AND TERMINATION

9.1 TERM AND EXPIRATION. This Agreement shall be effective as of the Closing Date and, unless terminated earlier pursuant to Sections 9.2 or 9.3 below, this Agreement shall continue in effect until expiration of all royalty obligations hereunder. Upon expiration of this Agreement, MERCK's and DOV's licenses pursuant to Section 3.1 and Section 3.2 shall become fully paid-up, perpetual licenses.

9.2 TERMINATION BY MERCK WITHOUT CAUSE. Notwithstanding anything contained herein to the contrary, MERCK shall have the right to terminate this Agreement at any time in its sole discretion by giving [***] ([***]) days' advance written notice to DOV. Prior to the effective date of the termination of this Agreement pursuant to this Section 9.2, MERCK shall return or cause to be returned to DOV all Information in tangible form received from DOV and all copies thereof; provided, however, that MERCK may retain one copy of Information received from DOV in its confidential files for record purposes.

9.3. TERMINATION FOR CAUSE. This Agreement may be terminated at any time during the term of this Agreement:

9.3.1.upon written notice by either Party if the other Party is in breach of any material obligation hereunder and has not cured such breach within ninety (90) days after written notice requesting cure of the breach, subject to Section 9.3.2; provided, however, that in the event of a good faith dispute with respect to the existence of a material breach, the ninety (90) day cure period shall be tolled until such time as the dispute is resolved pursuant to Section 12.6 hereof; or

9.3.2.either   Party   upon   the   filing   or   institution   of   bankruptcy,
      reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other party (a "Bankruptcy Event"), provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

9.3.3.In the event that MERCK breaches a material obligation of the Agreement after the First Commercial Sale in the United States, EMEA or Japan, and such breach relates only to the development or commercialization of the Product in a single country or group of countries, the Agreement shall be terminable by DOV only in the country or group of countries to which such breach relates. For avoidance of doubt, a failure of MERCK to exercise Commercially Reasonable Efforts pursuant to Section 3.6 shall be deemed a breach of a material obligation of MERCK.

9.4   EFFECT OF TERMINATION; SURVIVAL.

9.4.1 EFFECT ON LICENSES. (a) In the event of termination under Section 9.2 above or termination by DOV pursuant to Section 9.3 above, MERCK's licenses pursuant to Sections 3.1 and 3.2 shall terminate as of such termination date, provided, however, that MERCK shall have a fully paid-up, non-exclusive license to use DOV Information and Inventions and Joint Information and Inventions for internal research purposes only.

      (b) In the event of termination by MERCK pursuant to Section 9.3 above, all licenses pursuant to Sections 3.1 and 3.2 shall become perpetual licenses, subject to the obligation to pay

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      milestones and royalties as set forth in this Section  9.4.1(b),  provided that any license to DOV 216,303 will be subject to the terms and conditions of the Wyeth Agreement, and MERCK's rights pursuant to Section
      3.4 shall become perpetual. DOV shall, within thirty (30) days after the effective date of such termination, return or cause to be returned to MERCK all Information in tangible form, and all substances or compositions delivered or provided by MERCK, as well as any other material provided by MERCK in any medium. In the event of such a termination by MERCK, MERCK shall continue to have an obligation to pay DOV milestones pursuant to and under the terms set forth in Sections 5.3, 5.4 and 5.5, provided that the amount of such milestone payments shall be [***] percent ([***]%) of the amounts set forth in Sections 5.3, 5.4 and 5.5, and MERCK shall further continue to have an obligation to pay DOV royalties pursuant to and under the terms set forth in Section 5.6, provided that the amount of such royalties shall be [***] percent ([***]%) of the amounts set forth in
      Section 5.6.

9.4.2 PAYMENT OBLIGATIONS FOLLOWING TERMINATION. In the event of termination under Section 9.2 or 9.3 above, each Party shall pay all amounts then due and owing as of the effective date of such termination no later than sixty
      (60) days after the effective date of such termination (such 60 day period, the "Transition Period").

9.4.3 KNOW-HOW AND PATENT TRANSFERS, REGULATORY FILINGS AND LICENSES.

      (a) In the event of termination by MERCK pursuant to Section 9.2 or by DOV pursuant to Section 9.3 above, no later than the end of the Transition Period, MERCK shall deliver to DOV the MERCK Termination Know-How; provided; however, that MERCK and its Affiliates will transfer to DOV any Information or Joint Information and Inventions necessary or useful to the prosecution of DOV Patent Rights or Joint Patent Rights no less than thirty (30) days before any application deadline applicable to any DOV Patent Right or Joint Patent Rights.

      (b)   Effective only upon the event of termination of this Agreement under
            Section 9.2 or by DOV pursuant to Section 9.3 above, (i) MERCK hereby transfers, and agrees to transfer, to DOV title to or sponsorship of any IND, NDA or other regulatory filing held in the name of MERCK or its Related Parties pertaining to the Compound or the Product or, (ii) if such transfer is not legally permissible or such items do not relate solely to Compound or Product, MERCK hereby grants, and agrees to grant, DOV the right, with the right to sublicense, to access, use and cross-reference such data, filings and approvals from Regulatory Authorities, which right shall be exclusive (including as to MERCK) with respect to Compound and Product.

      (c) Effective upon the effective date of the termination of this Agreement under Section 9.2 or 9.3 above, MERCK hereby grants to DOV a paid-up, royalty-free, perpetual, irrevocable, exclusive (even as to MERCK and its Affiliates) license, under MERCK Patent Rights, MERCK's and its Controlled Affiliates' rights under Joint Patent Rights, and MERCK Termination Know-How, to the extent that such MERCK Patent Rights and MERCK Termination Know-How are exclusively related to Compound(s) and/or Product(s), with a right to sublicense, to make, have made, use, offer to sell, sell or import Compound(s) and/or Product(s) for use and sale in the country or countries to which such termination relates.

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      (d)   Effective  upon  the  effective  date  of the  termination  of  this
            Agreement under Section 9.2 or 9.3 above, MERCK hereby grants to DOV
            a  paid-up,  royalty-free,  perpetual,  irrevocable,   non-exclusive
            license, under MERCK Patent Rights, MERCK's and its Controlled Affiliates' rights under Joint Patent Rights and MERCK Termination Know-How that are not licensed under Section 9.4.3(b) and that are
            related  to  Compound(s)   and/or   Product(s),   with  a  right  to
            sublicense, to make, have made, use, offer to sell, sell or import Compound(s) and/or Product(s) for use and sale in the country or countries to which such termination relates.

      (e) Following the effective date of the termination of this Agreement under Section 9.2 or 9.3 above, neither MERCK nor its Controlled Affiliates shall sue or otherwise assert any claim against (or participate in or join or otherwise aid in any claim or action against) DOV, any contract manufacturer of DOV and/or any sublicensee of DOV to the extent that such claim is or would be based on the manufacture, use, sale, offer for sale or importation of Compound(s) and/or Product(s), which manufacture, use, sale, offer for sale or importation is or would be alleged to infringe any Patent Right (now or in the future) Controlled by MERCK or its Controlled Affiliates .

      (f) No later than the end of the Transition Period, MERCK and its Controlled Affiliates shall transfer at no cost to DOV any Compound or Product in MERCK's possession or in the possession of a Related Party.

      (g) During the Transition Period, MERCK and its Controlled Affiliates shall provide reasonable technical support from technical and scientific personnel of MERCK and its Affiliates to effect the complete transfer of Information from MERCK to DOV, including Information necessary for the use of MERCK Termination Know-How and the practice of MERCK Patent Rights and Joint Patent Rights in relation to Compound or Product.

9.4.4 Notwithstanding anything in this Section 9.4, MERCK shall not be required to provide a license under MERCK Patent Rights or MERCK Termination Know-How, for use of Compound(s) and/or Product(s) in humans as a result of a termination of this Agreement, if (a) [***] and (b) either (i) [***] or (ii) [***]. For the avoidance of doubt, (y) in the event of a determination by MERCK that such Product is materially unsafe for use in humans, the provisions of Article 10 shall apply and (z) nothing in this
      Section  9.4.4 shall prevent DOV from  exercising  any of its rights under
      Section 9.4.3 in connection with the use of Compound(s) and/or Product(s) in non-humans.

9.5 SURVIVAL. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including without limitation the obligation to pay royalties for Product(s) or Compound sold prior to such expiration or termination. The provisions of Article 4 (other than Section 4.5) shall survive the expiration or termination of this Agreement and shall continue in effect for ten (10) years. In addition, the provisions of Articles 1, 6, 7 (subject to Section 7.7), 8, and 12 and Sections 9.4 and 9.5 shall survive any expiration or termination of this Agreement.

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9.6 UNITED STATES  BANKRUPTCY  CODE. All licenses and rights to licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the "Code"), licenses of rights to "intellectual property" as defined under Section 101(35A) of the Code. Either Party, as a licensee of such rights under this Agreement (the "non-Bankrupt party"), shall retain and may fully exercise all of its rights and elections under the Code, and upon commencement of a bankruptcy proceeding by or against the other Party (the "Bankrupt Party") under the Code, shall be entitled to a complete duplicate of, or complete access to (as the non-Bankrupt Party deems appropriate), any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to the non-Bankrupt Party (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by the non-Bankrupt Party, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the Bankrupt Party upon written request therefor by the non-Bankrupt Party. The foregoing provisions of Section 9.6 are without prejudice to any rights the non-Bankrupt Party may have arising under the Code or other applicable law.

10.   SAFETY ISSUES.

      10.1 In the event that MERCK determines that the Product is materially unsafe for use in humans, MERCK agrees to meet promptly with DOV following such determination, (i) to show DOV all preclinical and clinical data related to the Product, including the data demonstrating such material lack of safety for use in humans; (ii) to explain to DOV the basis for MERCK's reasonable determination that the Product is materially unsafe for use in humans, including the factors supporting MERCK's decision; and
      (iii) to discuss with DOV whether Compound or Product may be safe for Indications other than those tested by MERCK, or may be safe using reduced doses, or may be safe for administration to patient populations other than those tested by MERCK.

      10.2 [***].

11.   CONDITIONS TO CLOSING; HSR ACT

11.1  HSR FILING.

      (a) Each of MERCK and DOV shall, within fifteen (15) days after the Execution Date, file with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, any HSR Filing required of it under the HSR Act with respect to the transactions contemplated hereby. The Parties will cooperate with one another to the extent necessary in the preparation of any such HSR Filing. Each Party will be responsible for its own costs, expenses, and filing fees associated with any HSR Filing.

      (b) In respect of any HSR Filing, each of MERCK and DOV will use its good faith efforts to eliminate any concern on the part of any court or Governmental Authority regarding the legality of the proposed transaction, including cooperating in good faith with any government investigation and the prompt production of documents and information demanded by a second request for documents and of witnesses if requested.

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11.2  CLOSING  DATE OF  AGREEMENT.  The Closing  Date shall not occur until such time as (a) the waiting period under the HSR Act shall have expired or earlier been terminated; (b) no injunction (whether temporary, preliminary or permanent) prohibiting consummation of the transactions contemplated by this Agreement or any material portion hereof shall be in effect; and (c) no requirements or conditions shall have been imposed in connection
      therewith   which  are  not   reasonably   satisfactory   to  the  Parties
      (collectively, the "HSR Conditions").

11.3  PORTIONS OF  AGREEMENT  EFFECTIVE AS OF  EXECUTION  DATE.  Notwithstanding
      Section 11.2 and anything in this Agreement to the contrary, the following provisions of the Agreement shall be in full force and effect as of the Execution Date: Article 1 (Definitions), Article 4 (Confidentiality),
      Article 6 (Representations  and Warranties),  Article 8 (Indemnification),
      Article 9 (Termination)  Article 11 (Conditions to Closing;  HSR Act), and
      Article 12 (Miscellaneous).

12.   MISCELLANEOUS

12.1 FORCE MAJEURE. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including, but not limited to, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any Governmental Authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

12.2 ASSIGNMENT/ CHANGE OF CONTROL. Except as provided in this Section 12.2, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party. MERCK may, without DOV's consent, assign this Agreement and its rights and obligations hereunder in whole or in part to a MERCK Affiliate or in connection with a Change of Control (as defined below). In the event of such Change of Control, MERCK will promptly (but in no event later than five (5) days thereafter) notify DOV of such Change of Control. DOV may, without MERCK's consent, assign this Agreement and its rights and obligations hereunder (except as specified below) in connection with a Change of Control. In the event of such Change of Control, DOV will promptly (but in no event later than five (5) days thereafter) notify MERCK of such Change of Control. Any assignee shall assume all assigned obligations of its assignor under this Agreement. Any attempted assignment not in accordance with this Section 12.2 shall be void. In addition to MERCK's rights set forth above, in the event of a Change of Control in which a Major Pharma Entity obtains control of DOV by acquiring DOV's assets or voting equity securities (by asset purchase, merger, consolidation, reorganization or otherwise) (a) all provisions of this Agreement that require MERCK to provide information to DOV shall terminate, except (i) royalty reports pursuant to Section 5.7; (ii) notices of the attainment of any Development Milestone or Product Profile Milestone (as described in Section 5.3 or Section 5.4 hereunder); and (iii) disclosures to DOV required under Section
9.4.4 or Section 10; and (b) DOV's option to co-promote Product in the United States pursuant to Section 3.7 shall terminate immediately upon such Change of Control. A "Change of Control" of a Party shall be

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*** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO THIS MATERIAL.

deemed to occur if such Party is involved in a merger, reorganization or consolidation, or if there is a sale of all or substantially all of such Party's assets or business relating to this Agreement or if a person or group other than the current controlling person or group shall effectively acquire control of the management and policies of such Party. Also, for purposes of this Section 12.2, "Major Pharma Entity" shall mean any health care company, or group of health care companies acting in concert to effect a Change of Control of DOV, for whom the worldwide sales of pharmaceutical products (collectively in the case of such a group of companies) in the Calendar Year that preceded the Change of Control is in excess of [***] U.S. Dollars ($[***]), as reported by such entity or group or as reported by IMS America Ltd. of Plymouth Meeting, Pennsylvania ("IMS") or any successor to IMS. In the event of any permitted assignment for either Party hereunder, no Patent Rights, or any Information for purposes of the definitions of DOV Know-How, MERCK Know-How and MERCK Termination Know-How, of any Third Party, or any of such Third Party's Affiliates that is an acquiring party shall be deemed "Controlled" for any purpose hereunder if such Patent Rights or Information were not so Controlled prior to such permitted assignment.

12.3 SEVERABILITY. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

12.4 NOTICES. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

         If to DOV, to:                    DOV Pharmaceutical, Inc.
                                           433 Hackensack Avenue
                                           Hackensack, NJ  07601
                                           Attention: CEO
                                           Facsimile No.: (201) 968-0986





                  and: Attention: Office of General Counsel Facsimile No.: (201) 968-0986

         If to MERCK, to:                  MSD Warwick (Manufacturing) Ltd.
                                           Chesney House
                                           96 Pitts Bay Road,
                                           Pembroke HM 08,
                                           Bermuda
                                           Attention:  Financial Director


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                    with a copy to:        MERCK & Co., Inc.
                                           One MERCK Drive
                                           P.O. Box 100, WS3A-65
                                           Whitehouse Station, NJ 08889-0100
                                           Attention: Office of Secretary
                                           Facsimile No.: (908)735-1246

                    and                    MERCK & Co., Inc.
                                           One MERCK Drive
                                           Attention: Chief Licensing Officer
                                           P.O. Box 100, WS2A-30
                                           Whitehouse Station, NJ 08889-0100
                                           Facsimile: (908)735-1214


or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered, if personally delivered or sent by facsimile on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day after dispatch, if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) business day following the date of mailing, if sent by mail.

12.5 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey and the patent laws of the United States, without reference to any rules of conflict of laws or renvoi, provided that any dispute relating to the scope, validity, enforceability, infringement or misuse of any Patent Rights shall be governed by, and construed and enforced in accordance with, the substantive laws of the jurisdiction in which such Patent Right originates. The United Nations conventions on Contracts for the International Sale of Goods shall not apply.

12.6     DISPUTE RESOLUTION.

12.6.1 The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an "Excluded Claim" shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association ("AAA"), and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

12.6.2 The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business. Within thirty (30) days after initiation of arbitration, each Party shall select one person to act as arbitrator; and the two Party-selected arbitrators shall select a third arbitrator within thirty (30) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA. The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

12.6.3 Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration

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         award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party's compensatory damages. Each Party shall bear its own costs and expenses and attorneys' fees and an equal share of the arbitrators' fees and any administrative fees of arbitration.

12.6.4 Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New Jersey statute of limitations.

12.6.5   The Parties  agree that,  in the event of a dispute  over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

12.6.6 In any arbitration on the issue of whether MERCK used Commercially Reasonable Efforts to develop a Product pursuant to Section 3.6, MERCK shall have the burden of proving that it has exercised Commercially Reasonable Efforts, provided, however, that MERCK shall be presumed to have met such obligation if MERCK does not materially deviate from the objectives, plans and timelines described in the Drug Development Plan. If MERCK does materially deviate from the objectives, plans and timelines described in the Drug Development Plan, MERCK shall have the burden of demonstrating that, under the circumstances, MERCK exercised Commercially Reasonable Efforts to develop the Product.

12.6.7   [***].

12.6.8 As used in this Section, the term "Excluded Claim" shall mean a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

12.7 ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire understanding of the Parties with respect to the Collaboration and the licenses granted hereunder. Any other express or implied agreements and understandings, either oral or written, with regard to the Collaboration or the licenses granted hereunder (including but not limited to the Material Transfer Agreement dated August 4, 2004) are superseded by the terms of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

12.8 HEADINGS. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

12.9 INDEPENDENT CONTRACTORS. It is expressly agreed that DOV and MERCK shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither DOV nor MERCK shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

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12.10 WAIVER.  The waiver by either Party hereto of any right  hereunder,  or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party, whether of a similar nature or otherwise.

12.11 CUMULATIVE REMEDIES. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

12.12 WAIVER OF RULE OF CONSTRUCTION. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

12.13 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                  [Remainder of page intentionally left blank.]


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      IN WITNESS  WHEREOF,  the Parties have executed  this  Agreement as of the date first set forth above.


MSD WARWICK (MANUFACTURING) LTD.           DOV PHARMACEUTICAL, INC.

BY:      /s/ Kevin Latham                  BY:   /s/ Arnold S. Lippa
      -----------------------                   ----------------------
NAME:    Kevin Latham                      NAME:  Arnold S. Lippa

TITLE:   Vice President                    TITLE: Chief Executive Officer

DATE:    August 5, 2004                    DATE:  August 5, 2004


Merck & Co., Inc. hereby makes the following limited guarantees of the obligations of MSD Warwick (Manufacturing) Ltd. under this Agreement: (1) Merck & Co., Inc. guarantees payment by MSD Warwick (Manufacturing) Ltd. of its payment obligations pursuant to this Agreement, for the duration of such payment obligations pursuant to this Agreement; (2) Merck & Co., Inc. guarantees the solvency of MSD Warwick (Manufacturing) Ltd. during the term of this Agreement.


MERCK & CO., INC.

By:      /s/ Judy C. Lewent
    --------------------------------
Name:    Judy C. Lewent
Title:   Executive VP & CFO,
         President Human Health Asia

/rsk

8/05/04


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                         SCHEDULE 1.28 DOV PATENT RIGHTS
                         -------------------------------


U.S. Pat. No. 6,372,919

U.S. Pat. No. 6,204,284


                              Schedule 1.28; Page 1

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                    SCHEDULE 1.57 MERCK TERMINATION KNOW-HOW
                    ----------------------------------------

***CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THIS ENTIRE SCHEDULE, WHICH CONSISTS OF A TOTAL OF ONE PAGE. A COMPLETE VERSION OF THIS SCHEDULE HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

 [***]


                              Schedule 1.57; Page 1


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                       SCHEDULE 2.1 DRUG DEVELOPMENT PLAN

               PRELIMINARY PROPOSED DEVELOPMENT PROGRAM FOR [***]

***CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THIS ENTIRE SCHEDULE, WHICH CONSISTS OF A TOTAL OF FIVE PAGES. A COMPLETE VERSION OF THIS SCHEDULE HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

 [***]


                              Schedule 2.1; Page 1


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                  SCHEDULE 3.7 CO-PROMOTION OF PRODUCTS BY DOV

*** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO THIS MATERIAL. A COMPLETE VERSION OF THIS SCHEDULE HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1. GENERAL:  This Schedule sets out the terms under which DOV may co-promote the
Product  by  Detailing  to  psychiatrists  and  neurologists,   subject  to  the
negotiation and execution of a definitive Co-Promotion Agreement.

2. CO-PROMOTION AGREEMENT. Upon exercise by DOV of the Co-Promotion Option, and pursuant to the procedures set forth in Section 3.7, the Parties shall enter into an agreement relating to the Detailing of Products to Target Prescribers (the "Co-Promotion Agreement"). The Co-Promotion Agreement shall include but not be limited to the following provisions:

      (a) Recruitment and Training. All DOV Specialty Sales Representatives shall be recruited by DOV at DOV's sole expense. MERCK will assist DOV in establishing skill and experience criteria for Specialty Sales Representatives who are Detailing to Target Prescribers. At the request of DOV, and at DOV's expense, MERCK will assist in the recruitment of the Specialty Sales Representatives. DOV Specialty Sales Representatives will be available for training [***] ([***]) months prior to the Launch Date and will be trained on the Product by MERCK, subject to the remaining provisions of this paragraph. DOV will be responsible for expenses including but not limited to travel, lodging, meals and representative salary and benefits during the training period. MERCK will be responsible for the costs of MERCK employees providing the training, the training facility and training materials. The training will be carried out at a MERCK training facility and will be equivalent to the training received by the corresponding MERCK specialty sales force. A component of the training period includes training on selling skills which MERCK will provide to DOV Specialty Sales Representatives if DOV agrees.

      (b) Launch Meeting: DOV Specialty Sales Representatives will attend the same launch meeting as the corresponding MERCK specialty sales force.

      (c) Position of Details: MERCK shall determine the Target Prescribers and territory alignment for the Product. Details to be delivered by DOV for the Product will be First Position Details for the duration of the Co-Promotion Agreement unless otherwise agreed to by the Parties.

      (d) Content of Details. The form and content of all information communicated in all Details or other communications to health care professionals by DOV for the Product shall be those developed by MERCK at its sole expense and in use by the corresponding MERCK sales force. DOV will limit its claims of efficacy and safety for the Product to those which are consistent with MERCK's approved labeling for the product and shall provide appropriate balance in all communications regarding the product. DOV shall Detail the Product in strict adherence to all applicable legal, regulatory, professional and policy requirements, including, but not limited to, all applicable MERCK policies that have been communicated to DOV, as they exist at the time of the Detail.

      (e) Compensation. Commencing on the Launch Date, MERCK shall compensate DOV, commensurate with MERCK standards, for all costs directly related to a Specialty Sales Representative including salary and benefits [***]. MERCK shall compensate DOV for


                              Schedule 3.7; Page 1

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***  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO THIS MATERIAL.

            100% of the cost of the Specialty Sales Representatives, limited to those costs described above, if no other product is being Detailed by the DOV Specialty Sales Representative. If there is a non-MERCK product, in addition to the Product, also being Detailed by the DOV Specialty Sales Representatives, then MERCK will compensate DOV for a proportional share of a DOV Specialty Sales Representative's cost, based on activity related to the Product. If 100% of a DOV Specialty Sales Representative's expenses are being paid by MERCK, then MERCK may at its discretion and at no additional cost, add a second MERCK product to be Detailed by the DOV Specialty Sales Representative.

      (f) Schedule of Payments. Within thirty (30) days of the end of each Calendar Quarter, DOV shall submit to MERCK an invoice containing a schedule of Specialty Sales Representative activities and expenses for review and approval. MERCK shall make the required payments to DOV within sixty (60) days after the invoice is approved.

      (g) Performance Criteria. The Parties shall agree on a minimum number of total Details to be conducted by DOV each year for Product based on industry standard performance expectations of a Specialty Sales Representative (calls and Details per day). Compensation to DOV as provided above will be subject to adjustment if the minimum level of such Details is not achieved.

      (h) Sampling and Promotional Materials. DOV Specialty Sales Representatives are required to use only promotional materials provided to them by MERCK. MERCK shall provide samples and promotional material to DOV Specialty Sales Representatives in a manner and quantity consistent with its provision of samples and promotional material to its own corresponding sales force.

      (i) Maintenance and Audit of Records. Under the Co-Promotion Agreement, DOV will be responsible for the maintenance of accurate records corresponding to the invoice of the expenses and activities of its Specialty Sales Representatives engaged in Detailing including, without limitation, an accurate monthly record of the number of Details, by position. MERCK shall have the right to review and audit all such records.

      (j) Exclusivity. During the term of any Co-Promotion Agreement, neither DOV nor any DOV Affiliate shall use any Specialty Sales Representatives that are used for Detailing the Product to Detail any other non-MERCK product that is indicated for a similar Indication as such Product.

      (k) Term and Termination. The term of the Co-Promotion Agreement shall continue until the last to expire Valid Patent Claim in the United States, or as long as MERCK Details such Product in the United States, whichever occurs later. The Co-Promotion Agreement shall be subject to termination:

            (i)   by MERCK in the event of a DOV Change of Control;

            (ii) by MERCK at any time, if evidence that DOV is not meeting expected minimum Detail levels;

            (iii) by DOV at any time with at  least[***]  ([***])  months  prior written notice;

            (iv)  by either Party immediately in the event of termination of the
                  Agreement,   or  upon  twelve  months   written   notice  upon
                  expiration of the Agreement;


                              Schedule 3.7; Page 2

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            (v)   by either Party in the event of an uncured  material breach by the other Party, including, but not limited to, a violation by DOV in promoting or Detailing the Product of any applicable law, regulation or procedure applicable to the sale and promotion of such a Product including any applicable MERCK policy that was communicated to DOV; or;

            (vi) by either Party in the event of other mutually agreed termination events as set forth in the Co-Promotion Agreement (breach, bankruptcy, etc.).


                              Schedule 3.7; Page 3